CONTRACT
     ICC-BN-C2954


                    RAIL TRANSPORTATION CONTRACT


 FOR THE TRANSPORTATION OF COAL ORIGINATING
 IN THE POWDER RIVER BASIN OF WYOMING
    AND DELIVERED TO POWER STATIONS
               OPERATED
 BY KANSAS CITY POWER & LIGHT COMPANY.



                         TABLE OF CONTENTS





Article                  Caption              Page

 I        GENERAL                              2

 II     EFFECTIVE DATE AND TERN                3

III    OBLIGATION TO SHIP AND TRANSPORT        3

   A. Utilities' Commitment                    3

     1. Annual Volume Requirement              3
     2. Volume Reports                         4
   B. Shipment Plans                           5
     1. Annual Shipment Plans                  5
     2. Quarterly Shipment Plans               6
     3. Changes to Shipment Plans              7
   C. Quarterly Shipment Obligations           7
   D. Consequences of Failure to Ship or
          Transport                            8
     1. Utilities' Failure to Meet Quarterly
          Shipment Obligations                 8
     2.  Utilities' Failure to Meet Annual
          Volume Requirement                   9
     3.  Railroads' Failure to Transport      10

IV PROVISION OF EQUIPMENT                     13
   A. Rail Cars                               13
   B. Other Equipment                         15
   C. Lease of Rail Cars from Railroads       15

V  MAINTENANCE OF EQUIPMENT                   16


V RATES AND CHARGES                           17
   A. Base Rates and Charges                  17
   B. Adjustment of Rates and Charges         18
   C. Entire Compensation                     20

VII RAILROAD PERFORMANCE STANDARD             21

VIII LOADING, WEIGHING, AND ORIGIN DETENTION  23
    A. Train Size; Minimum Weights;
        Assessment of Freight Charges         23

    B. Designation of Origin                  25
    C. Procedures at Origin                   26
        1. Advance Notice                     26
        2. Loading                            26
        3. Weighing                           26
        4. Overloaded Cars                    28
    D. Loading Time; Origin Detention
         Charges                              29
        1. Computation of Loading Time        29
        2. Origin Detention Charges           29
        3. Exclusions From Loading Time       30
           a. Nine Holidays                   30
           b. Loading Disabilities            30
           c. Failure to Notify               30
           d. Release of Locomotives and
               Crew                           31

IX  UNLOADING AND DESTINATION DETENTION       32
   A.Procedures at Destination                32
     1. Advance Notice                        32
     2. Deliveries to Hawthorn                32
     3. Deliveries to Iatan and LaCygne       32
     4. Change of Destination                 33
   B.Unloading Time; Destination Detention
        Charges                               33
     1. Computation of Unloading Time         33
     2. Destination Detention Charges         34
     3. Constructive Placement                34
     4. Exclusions from Unloading Time        34
        a. Bunching of Trains                 34
        b. Unloading Disabilities             34
        c. Failure to Notify                  35
        d. Release of Locomotives and Crews   35
        e. Actual Placement at Hawthorn       36


X MISCELLANEOUS HANDLING OF CARS              36
  A. Bad-Ordered Cars                         36
  B. Scheduled Maintenance or Repairs         37
  C. Storage of Shipper Cars                  38
      1. Individual Cars                      38
      2. Entire Trains                        38
  D. Turning of Trains                        39
  E. Free Storage of Spare Shipper Cars       39
  F. Effect on Elapsed Transit Time           39


XI  FORCE MAJEURE                             40
  A. Definition of Force Majeure              40
  B. Effect of Force Majeure                  41
  C. Notice of Commencement and Termination   41
  D. Efforts to Mitigate                      41
  E. Impact on Term; Rights                   42

XII DEFAULT; TERMINATION                      43

XIII NOTICES                                  43

XIV  RESPONSIBILITY FOR LOST COAL             44

XV   BILLS OF LADING, TARIFFS AND REGULATIONS 44

XVI  GOVERNING LAWS                           45

XVII EFFECT OF WAIVER                         46

XVIII REPRESENTATIONS AND WARRANTIES          46

XIX  INTERPRETATION AND AMENDMENT             47

XX   RESOLUTION OF DISPUTES                   47

XXI  SUCCESSORS AND ASSIGNS                   50

XXII COMPLIANCE WITH ANTI-POLLUTION
          LAWS AND REGULATIONS                51

XXXIII CONFIDENTIALITY                        52

XXIV   BOOKS AND RECORDS                      53

XXV    BILLING AND PAYMENT                    53

XXVI   TRAIN LOCATION AND ACCIDENT
            REPORTING                         54

XXVII  RISK OF LIABILITY                      55
    A. General Rule                           55
       1. Sole Fault                          55
       2. Joint Fault                         56
    B. Residual Liability                     57

XXVIII BENEFICIATED COAL                      57

XXIX   RESPONSIBILITIES OF UTILITIES          59


EXHIBITS




Exhibit A-Series RATES AND CHARGES

Exhibit B      INDEX OF DEFINED TERMS

Exhibit C      COMPUTATION OF LIQUIDATED DAMAGES FOR
                  FAILURETO MEET QUARTFRTY SHIPMENT
                  OBLIGATION
Exhibit D      COMPUTATION OF LIQUIDATED DAMAGES FOR
                  FAILURE TO MEET ANNUAL VOLUME REQUIREMENT







            RAIL TRANSPORTATION CONTRACT ICC-BNC-2954


               This Agreement, made as of this 18 day of May, 1995, by and among the parties designated in Exhibit A-Series which is attached hereto and incorporated herein as to all terms set forth therein.


     WHEREAS, KCPL operates coal-fired electric generating units at three power stations located in and around Kansas City, Missouri/Kansas, towit:
Unit No. 1 of the Iatan power station served by BN's Sadler rail station ("Iatan), Units No. 1 and No.2 of the LaCygne power station served by Railroads' Amsterdam rail station ("LaCygne"), and Unit No. 5 of the Hawthorn power station served by Railroads' Kansas
City rail station ("Hawthorn"); and


     WHEREAS, Hawthorn is owned 100% by KCPL; Iatan is owned 70% by KCPL, 18% by St. Joseph, and 12% by Empire; and LaCygne is owned 50% by KCPL and 50% by KGE; and


     WHEREAS, Utilities desire to contract for the transportation of coal from mines in the Powder River Basin in Wyoming, to their aforesaid power stations; and

     WHEREAS, Railroads are common carriers by railroad subject to the Interstate Commerce Act, 49 U.S.C. 10101 et. seq., and collectively have tracks connecting coal mines in the Powder River Basin with each of the aforesaid power stations through the aforesaid rail stations; and

     WHEREAS, Railroads and Utilities desire to enter into a contract pursuant to 49 U.S.C. 10713 for the transportation by Railroads of Utilities'coal from mines in the Powder River Basin to the aforesaid power stations, subject to the terms and conditions set forth herein; and

                                         1


               WHEREAS, the parties specifically intend that their contractual arrangement be so structured as to promote maximum equipment utilization and transportation economy and efficiency, and that it provide all parties with economic incentives to that end;

     NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, Railroads and Utilities agree as follows:


                                     Article I


GENERAL


     This Agreement covers the "Transportations by Railroads of subbituminous or bituminous coal, bearing Standard Transportation
Commodity Code(s) beginning with the three digits 11-2 as specified in Tariff ICC STCC 6001-Series, (hereinafter, "Coal"), from one or more "Origins" to one or more "Destinations."

     For purposes of this Agreement, "Origin" shall mean the coal loading facilities at any of the coal mines or coal processing facilities served by BN located in Campbell and Converse Counties, Wyoming; "Destination" shall mean the coal unloading facilities used to serve Hawthorn, Iatan, or LaCygne; and "Transportation" (or "Transport") shall mean all of the rail transportation services entailed in the movement of Coal from Origins to Destinations in unit trains, including without limitation the line haul transportation of the Coal, the movement of empty trains back to Origins, the marshalling of equipment, and other services as provided herein.


     1 Capitalized terms in this Agreement are ordinarily defined the first time they are used. An index indicating the location of such definitions is attached as Exhibit B.

                                  2


                                Article II


                          EFFECTIVE DATE AND TERM

     Within five (5) business days after the execution of this Agreement by the parties, Railroads shall file the requisite summary with the Interstate Commerce Commission ("ICC") in accordance with 49 C.F.R. Part 1313, et seq. This Agreement shall be effective on the date that the summary is filed with the ICC (the "Effective Date"), and shall remain in effect until midnight on December 31, 2000; PROVIDED, HOWEVER, that the provisions of this Agreement shall apply only with respect to Coal Tendered for Transportation on or after January 1, 1996, and the provisions hereof shall have no effect on the validity or application of that certain Omnibus Rail Transportation Agreement denominated as Contract ICC-BN-C-2227, as amended.

                             Article III

                        OBLIGATION TO SHIP AND TRANSioRT


                        A. Utilities' Commitment


               1.Annual Volume Requirement

     For purposes of this Agreement, Coal shall be deemed "Tendered" to Railroads when (i) Utilities request Railroads to Transport Coal hereunder which is available for loading at an Origin, or (ii) Railroads accept a train containing said Coal at an Origin for Transportation hereunder, whichever first occurs with respect to any particular Coal.


     Subject to and in accordance with the terms and conditions of this Agreement, KCPL, KGE, Empire and St. Joseph collectively agree to
Tender for shipment under this Agreement from one or more Origins to one or more

Destinations during each Contract Year during the term hereof, 100% of the

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total amount of Coal transported from Origins to Destinations, by all transportation modes and carriers, during said Contract Year (the "Annual Volume Requirement"). In addition, subject to and in accordance with the terms and conditions of this Agreement, Utilities agree to Tender during each Contract Year at least 250,000 tons of Coal for shipment to Hawthorn (the "Hawthorn Requirement"), and at least 850,000 tons of Coal for shipment to LaCygne (the "LaCygne Requirement"). Subject to and in accordance with the terms and conditions of this Agreement, Railroads agree to Transport hereunder all of the Coal that Utilities Tender for shipment hereunder.


               2. Volume Reports

     Utilities shall provide to Railroads, not later than February 28 following each Contract Year a report (the "Annual Volume Report") specifying (a) the total amount of Coal Transported from each Origin to each Destination while this Agreement was in effect during the preceding Contract Year, via all carriers and modes of transportation, and (b) the amount of Coal Tendered for shipment under this Agreement from each Origin to each Destination during said

Contract Year.

     If Railroads disagree with any part of an Annual Volume Report, they shall so notify Utilities within 20 days after their receipt thereof, specifying in detail the information with which they disagree, and the nature of their disagreement. If Railroads timely notify Utilities of their disagreement with an Annual Volume Report as herein provided, the parties shall attempt to resolve their disagreement through negotiation, failing which, their dispute shall be resolved in accordance with Article XX of this Agreement. If Railroads fail to timely notify Utilities of their disagreement with an Annual Volume Report as herein provided, Railroads shall conclusively be deemed to have accepted said Report as correct. B. Shipment Plans


               1. Annual Shipment Plans


     For purposes of this Agreement, "Contract Year" shall mean a calendar year beginning on January 1 during the time this Agreement is in effect.

     On or before October 1 preceding each Contract Year, Utilities shall provide Railroads with Utilities' Annual Shipment Plan" for said Contract Year. The Annual Shipment Plan shall be a document specifying
(1) how much Coal (if any) KCPL, Empire, and St. Joseph intend to ship under this Agreement to Iatan during the Contract Year in question ("Annual Target Volume/ Iatan," or "ATV/ I"); (2) how much Coal KCPL and KGE intend to ship to LaCygne (the "Annual Target Volume/LaCygne," or "ATV/L"); and (3) how much Coal KCPL intends to ship to Hawthorn ("Annual Target Volume/Hawthorn," or "ATV/H"). The Annual Shipment Plan shall show intended shipments on a monthly basis, and also shall include Utilities' estimated maintenance and/or outage schedule for the generating facilities at each Destination for such Contract Year. The Annual Shipment Plan for any Contract Year shall be updated by Utilities on or before December 1 preceding such Contract Year, which changes shall be communicated to Railroads in writing. The sum of the ATV/I, ATV/L and ATV/H as of December 1 shall constitute the "Total Annual Target Volume" or "TATVn (i.e., TATV - ATV/I + ATV/L + ATV/H) for the ensuing Contract Year. Except as otherwise provided in this Agreement or otherwise agreed by the parties, the TATV for Contract Years 1996 and 1997 shall not exceed 11,500,000 Tons and the TATV for Contract Years 1998, 1999 and 2000 shall not exceed

12,000,000 Tons; PROVIDED, HOWEVER, that if Utilities expect that the total number of Tons of Coal that will be shipped to Iatan, LaCygne and Hawthorn in a given Contract Year will exceed the maximum allowable
TATV Tons for that Contract Year as stated above, Utilities shall so inform Railroads on or before October 1 of the preceding Contract Year.
In such event, Railroads shall inform Utilities in writing within fortyfive (45) days whether they will agree to increase the maximum TATV for such Year to include all or part of the excess Tons. If Railroads do so agree, then for purposes of the ensuing Contract Year only, the TATV shall be established accordingly. In the ensuing Contract Year, Utilities may ship via other carriers or modes, Tons of Coal in excess of the maximum allowable TATV Tons for that Contract Year that Railroads do not agree to Transport pursuant to the previous sentence and such Tons shall not be counted for purposes of determining Utilities' obligations under this Agreement, including but not limited to the provisions of this
Article III. Unless otherwise agreed by the parties, Railroads shall have no obligation to Transport Tons of Coal in any Contract Year in excess of the maximum allowable TATV Tons for that Contract Year as determined under this paragraph .

               2. Quarterly Shipment Plans


     For purposes of this Agreement, "Contract Quarter" shall mean a period of three consecutive calendar months beginning on January 1, April 1, July 1, or October 1, during any Contract Year.


     At least 30 days prior to the beginning of each Contract Quarter, Utilities shall provide their "Quarterly Shipment Plan" for that Contract Quarter to Railroads. Each Quarterly Shipment Plan shall be a document specifying (1) how much Coal (if any) KCPL, Empire, and St. Joseph intend to ship to Iatan during said Contract Quarter (the "Quarterly Target
Volume/ Iatan," or "QTV/I"); (2) how much Coal (if any) KCPL and KGE intend to ship to LaCygne (the "Quarterly Target Volume/ LaCygne," or "QTV/L"); and (3) how much Coal (if any) KCPL intends to ship to Hawthorn (the "Quarterly Target Volume/Hawthorn," or "QTV/H"). QTV/I plus QTV/L plus QTV/H shall constitute the "Quarterly Volume Requirement," or "QVR." Unless otherwise agreed by the parties, (a) the applicable QTV (i.e., QTV/I, QTV/L or QTV/ H, as the case may be) shall be no less than (i) 15% of the ATV applicable to Iatan, and (ii) 20% of the ATV applicable to LaCygne and Hawthorn, and (b) the sum of the QVR's for the four (4) Contract Quarters in a Contract Year shall be at least 95% of the TATV for said Year.

               3. Changes to Shipment Plans


     Utilities may change any Annual Shipment Plan at any time on or before the December 1 preceding the Contract Year to which the Plan applies. Utilities may change any Quarterly Shipment Plan at any time prior to the due date therefor. Utilities may change a Quarterly or Annual Shipment Plan thereafter only with the consent of Railroads, which shall not be unreasonably withheld .

          C. Quarterlv Shipment Obligations


     Except as otherwise provided in this Agreement, and unless otherwise agreed by the parties, during each Contract Quarter Utilities shall Tender for shipment under this Agreement at least 90% of the QVR for that Contract Quarter. Railroads shall not be obligated to accept for Transportation more than 110% of the QVR in any Contract
Quarter; PROVIDED, HOWEVER, that delivery of a train for loading at an Origin which, when loaded and added to previous shipments during that Contract Quarter, will cause total shipments during said Contract Quarter to exceed 110% of the QVR, shall constitute acceptance of said excess tonnage for Transportation hereunder, and consent to the Tender of such excess tonnage; and PROVIDED, FURTHER, that Railroads shall use their best efforts to accept and Transport any and all tonnage Tendered by Utilities in excess of 110% of the QVR.

 D. Consequences of Failure to Ship or Transport

   1. Utilities' Failure to Meet Quarterlv Shipment
               Obligation

     If (a) Utilities fail during a Contract Quarter (hereinafter, the "Deficit Quarter") to Tender for shipment hereunder at least 90% of the QVR for that Contract Quarter, (b) that failure is not caused by any failure of Railroads to meet their obligations under this Agreement or by an event of Force Majeure as defined in Article
XI, and (c) Utilities fail to Tender for shipment hereunder sufficient Coal during the next Contract Quarter (the "Makeup Quarter") such that the total amount of Coal Tendered during the two Contract Quarters equals or exceeds 90% of the sum of the QVR's for the two Contract Quarters, then Utilities shall pay Railroads, not as a penalty but as liquidated damages for Railroads' loss of profits hereunder, which shall be Railroads' sole remedy therefor, an amount determined in accordance with Exhibit C. Liability for such payments of damages shall be determined in accordance with Article XXIX, and such payments shall be due 30 days after the end of the Makeup
Quarter, and shall be accompanied by a description of how the amount was computed.2

     If liquidated damages are paid to Railroads under the preceding paragraph, the number of tons of Coal on which such damages were paid shall be


     2 Under Exhibit C, tons shipped during Makeup Quarter will be credited first toward that Quarter's QVR, and only after that QVR has been met will additional tonnage be credited toward the Deficit
Quarter's shortfall.

8

 deemed to have been Tendered under this Agreement for purposes of determining Utilities' compliance with the Annual Volume
 Requirement.



               2. Utilities' Failure to Meet Annual Volume

                          Requirement

     If (a) Utilities fail during a Contract Year (hereinafter, the "Deficit Year") to meet the Annual Volume Requirement, and (b) that failure is not caused by any failure of Railroads to meet their obligations under this Agreement or by an event of Force Majeure as defined in Article XI, then Utilities shall pay Railroads, not as a penalty but as liquidated damages for Railroads' loss of profits hereunder, which shall be Railroads' sole remedy therefor, an amount determined in accordance with Exhibit D. Liability for such payments of damages to Railroads shall be determined in accordance with Article XXIX, and such payments shall be due 30 days following Railroads' acceptance of the Annual Volume Report for that Contract Year, and shall be accompanied by a description of how the amount of damages owing was computed.

     If damages are paid to Railroads under the preceding paragraph for the failure by Utilities to meet the Annual Volume Requirement, the number of tons of Coal on which such damages were paid shall be deemed to have been Tendered under this Agreement.

     In addition to the foregoing, if in a Contract Year Utilities fail to Tender or cause to be Tendered at least 250,000 tons of Coal for shipment to Hawthorn, or fail to Tender or cause to be Tendered at least 850,000 tons of Coal for shipment to LaCygne, as the case may be, as required under Article III(A)(1), and if such failure is not caused by any failure of Railroads to meet their obligations under this Agreement or by an event of Force Majeure as defined in Article XI, then Utilities shall pay KCS, not as a penalty but as liquidated damages for loss of profits hereunder, an amount equal to: (i) 5% of the weighted average Effective Rate (as defined in Article VI) to Hawthorn; and/or (ii) 10% of the average Effective Rate (as defined in Article VI) to LaCygne, as the case may be, for the Contract Year, multiplied by the difference between (i) the Hawthorn Requirement and/or the LaCygne Requirement, as the case may be, and (ii) the amount of Coal actually Tendered or deemed Tendered for shipment to Hawthorn and/or LaCygne, respectively, under this Agreement during said Contract Year. Liability for such payments to KCS shall be determined in accordance with Article XXIX, and such payments shall be due 30 days after Railroads' acceptance of the Annual Volume Report for that Contract Year.

               3. Railroads' Failure to Transport

     If Railroads fail to meet their Performance Standard (as defined in Article VII hereof) during any Contract Year, or if they fail to provide Replacement Cars as defined in Article IV hereof when required to do so under Article IV, and if in either case Railroads as a resuit fail to Transport all of the Coal Tendered by Utilities for shipment hereunder to one or more Destination(s) during said Contract Year (or 110% of the sum of the applicable QTVs for such Destination(s), if less), then Railroads shall have an "Initial Volume Deficit" for the Destination(s) in question. The Initial Volume Deficit for the Destination shall be the lesser of (a) the difference between the amount of Coal Tendered (up to 110% of the sum of the QTVs) for shipment to that Destination and the amount of Coal actually Transported to that Destination, or (b) the amount of additional
Coal that Railroads would have been able to Transport to that Destination if they had met their Performance Standard and supplied the required Replacement Cars. The latter amount shall be computed based upon two assumptions: (a) additional shipments that

Railroads could have Transported had they met their Performance Standard would have included the same amount of Coal as the average shipment to that Destination during the preceding Contract Year (which, for purposes of the 1996 Contract Year, shall be the 1995 calendar year); and (b) any missing Replacement Cars would have carried the same amount of Coal per trip as the average Rail Car used to Transport Coal to that Destination during the preceding Contract Year; PROVIDED, HOWEVER, that Railroads' liability for Initial Volume Deficits for any Contract Year shall not exceed the difference between the TATV for the Contract Year in question, and the total tons of Coal Transported to all Destinations during such Contract Year.

     If Railroads experience an Initial Volume Deficit, then with Utilities' consent Railroads may, and at Utilities' request made within the first 21 days of the next Contract Year, Railroads shall, during said next Contract Year, Transport to such Destination at the applicable weighted average Effective Rate(s) (based upon tons shipped) in effect during the previous Contract Year, enough Coal (in addition to the Coal Tendered for shipment to that Destination under the Annual Shipment Plan for that Contract Year) to make up for that Initial Volume Deficit. Railroads shall be responsible for supplying any additional equipment (including Rail Cars, as defined below in Article IV(A)) necessary to Transport such additional Coal, at no cost to Utilities. If Railroads fail to provide enough extra Rail Cars ("Supplemental Cars") to meet their obligations under this Paragraph 3 by the twenty-first day following Utilities' timely request for such service, Utilities may obtain the Supplemental Cars themselves and Railroads shall pay Utilities an amount equal to the Car Rental Charge as determined under Article VI for each Rail Car so obtained.

     Utilities and Railroads shall confer as soon as practicable after it becomes known to either of them that an Initial Volume Deficit is likely, and in good faith seek to cooperate as to the scheduling of such makeup shipments. In this Regard, Railroads shall have the right to provide up to 4 trainsets of their own Rail Cars during the Contract Year, at no cost to Utilities, for use in Transporting Coal under this Agreement in order to avoid incurring an Initial Volume Deficit; PROVIDED, HOWEVER, that Utilities shall not be required to Tender Coal for loading into such trainsets in a manner or on a schedule inconsistent with the Utilities' Coal requirements or their arrangements with suppliers.

     If Railroads fail during the subsequent Contract Year to Transport all of the additional tonnage required to make up for an Initial Volume Deficit, then (unless and to the extent such failure was caused by Utilities' failure to request makeup service, to consent or to act in good faith with respect to the scheduling of additional trainsets prior to the incursion of an Initial Volume Deficit, or to Tender sufficient additional Coal), so much of the Initial Volume Deficit as Railroads fail to Transport shall constitute the "Final Volume Deficit." Railroads shall pay Utilities, not as a penalty but as liquidated damages for Utilities' loss of service hereunder, which shall be Utilities' sole remedy therefor, an amount equal to 258 of the weighted average of the applicable Effective Rate(s) (based upon tons shipped) for the involved Destination(s) for the Contract Year in which the Initial Volume Deficit was incurred multiplied by the Final Volume Deficit(s) for the involved Destination(s).

     If Railroads fail in any calendar month to Transport all of the Coal that Utilities Tender (within the rate of shipment reflected in the QTV and Utilities' outage and maintenance schedule) for shipment under this Agreement to a Destination in relatively even amounts during that month, for any reason other than Utilities' failure to fulfill their obligations under this Agreement, Utilities may during the following calendar month ship via other carriers or modes, the Coal that Railroads were unable to Transport and such shipments shall be deemed shipments Transported under this Agreement for purposes of determining Utilities' compliance with the Annual Volume Requirement, Hawthorn Requirement and/or LaCygne Requirement.



                                         Article IV


PROVISION OF EOUIPMENT


          A. Rail Cars


               For purposes of this Agreement, "Rail Car" shall mean an open-top gondola or hopper car, aluminum or steel, equipped with rotary couplers, suitable for use in the loading facilities at the Origins and in the unloading facilities at the Destination(s), and having a marked lading capacity of at least 100 Tons. All such Rail Cars shall be registered with the AAR's UMLER System and shall be suitable for interchange under the AAR Interchange Rules (as defined in Article V).

     During any Contract Quarter for which the Quarterly Shipment Plan specifies a Quarterly Target Volume greater than zero for a Destination, Utilities shall, at no cost to Railroads, provide Railroads with a sufficient number of Rail Cars meeting the specifications set forth above (in trainsets of at least 110 Rail Cars for service to Hawthorn, and at least 115 Rail Cars for service to LaCygne or Iatan, plus up to 10 spare Rail Cars for each trainset) to enable Railroads to Transport all Coal Tendered for

Transportation to such Destination ("Equipment Obligation"). Utilities'Equipment Obligation for a Destination for a Contract
Quarter shall be determined based on the following assumptions:
(a) that Railroads meet their Performance Standard, under
Article VII; (b) that trains are not delayed by one or more events of Force Majeure or causes attributable to Utilities or a mine operator; (c) that average Loading and Unloading
Times (as defined in Articles VIII(D)(1) and IX(B)(1), before adjustments specified in VIII(D)(3) and IX(B)(4)) do not exceed 4 hours for loading, 5 hours for unloading at Iatan, 8 hours for unloading at LaCygne, and 24 hours for unloading at Hawthorn; and (d) that the average weight of the Coal per Rail Car per shipment will be approximately the same as the average weight per Rail Car for shipments to that Destination during the Contract Year preceding the determination of the Equipment Obligation.

    The number of Rail Cars that Utilities are required to provide under the preceding paragraph shall be reduced during any Contract Quarter in which Rail Cars provided by Utilities for service to such Destination are damaged or destroyed under circumstances such that Railroads are required to provide
Replacement Cars as defined in Article V hereof, by the number of Replacement Cars Railroads are obligated to provide.
That reduction shall remain in effect until Railroads' obligation to provide such Replacement Cars under Article V expires.


     Utilities may remove trainsets from service hereunder at any time, in accordance with Article X(B)(4)(d) (if the trainset is at Iatan or LaCygne), Article IX(B)(4)(e) (if the trainset is at Hawthorn), or
Article X(C)(2) (if the trainset is en route from a Destination to an Origin). Utilities may add trainsets to service hereunder at any time, on not less than forty-eight (48) hours' prior notice to Railroads; provided, that Railroads'obligation to accept more than one additional trainset per Destination under this Agreement during any Contract Quarter (calculated quarterly based upon the applicable QTV and resulting Equipment Obligation) shall be subject to the availability of suitable motive power.

     Utilities may switch trainsets already in service hereunder from one Destination to another in accordance with Article VIII(B) or IX(A)(4).

     Railroads shall not use Rail Cars assigned to one Destination to transport Coal to another Destination without the prior consent of Utilities and shall use their best efforts not to intermingle aluminum and steel Rail Cars in an individual trainset.


     B. Other Equipment


     Except as set forth above, Railroads shall be responsible for providing all equipment (including locomotives, and cabooses where required) needed by them to Transport Coal under this Agreement. Any Rail Cars furnished by Railroads hereunder shall meet all of the requirements set forth in this Article.

     C. Lease of Rail Cars from Railroads


     At Utilities' request, Railroads shall lease Rail Cars to Utilities for their use hereunder, if and to the extent Railroads can make such Rail Cars ("Rental Cars") available for this purpose without significantly impairing Railroads' ability to serve their other customers. Unless otherwise agreed, any such lease of a Rail Car to Utilities shall be for at least thirty (30) days, and the "Car Rental Charge" payable to Railroads for their use shall be determined under Article VI.


   15


                     Article V

MAINTENANCE OF EQUIPMENT

     For purposes of this Agreement, "AAR Interchange Rules" or
"Interchange Rules",shall mean the "Field Manual of the Interchange Rules" and the "Office Manual of the Interchange Rules" as adopted by the Association of American Railroads, Mechanical Division, Operations and Maintenance Department, as amended from time to time.

     Except as otherwise provided in this Agreement, Utilities shall be responsible for maintaining in serviceable condition all "Shipper Cars" (Rail Cars furnished by Utilities to Railroads for use hereunder, other than Supplemental Cars, Replacement Cars (as defined below), and Rental
Cars).

     Railroads shall be responsible for maintenance and repair of Supplemental Cars, Replacement Cars, Rental Cars, and any other equipment (including locomotives and cabooses) provided by them and used in the provision of services under this Agreement, except as otherwise provided in the AAR Interchange Rules.


     Railroads shall be responsible for the repair of Shipper Cars to the extent and under the conditions specified in the Interchange Rules. Railroads shall also be responsible for paying Utilities for the destruction of any Shipper Cars hereunder to the extent specified in said Interchange Rules.


     Railroads shall provide running maintenance for Shipper Cars in accordance with said Interchange Rules, and shall bill Utilities for such maintenance services at the rates and to the extent provided by said Interchange Rules.


                                        16


If Shipper Cars are damaged under circumstances such that Railroads are responsible for the cost of repairing them under the foregoing paragraphs, or if Shipper Cars are destroyed under circumstances such that Railroads are responsible for paying Utilities for them, Railroads shall at Utilities' request provide an equivalent number of suitable Rail Cars ("Replacement Cars") to Utilities, at no charge, for Utilities' use under this Agreement. Replacement Cars shall remain available for Utilities' use until Utilities' damaged Shipper Cars are repaired and returned to service by Railroads, or in the case of destroyed Shipper Cars, until Utilities obtain and tender to Railroads new Shipper Cars to replace the destroyed Cars, or until 180 days after Railroads have paid Utilities the amounts due under this Article for the destruction of Utilities' Shipper Cars, whichever first occurs.

     If Railroads fail to provide Replacement Cars to Utilities within 30 days following Utilities' request that they do so, Utilities may supply such Cars and Railroads shall pay to Utilities an amount per car equal to the Car Rental Charge determined under Article VI, or such other amount as may be agreed upon by the parties.

                                    Article VI


RATES AND CHARGES


         A. Base Rates and Charges


     The rates and charges payable under this Agreement, as in effect as of April 1, 1994 ("Base Rates" and "Base Charges"), are set forth in Exhibit A-Series.

                                        17


          B. Adjustment of Rates and Charges


1. The Base Rates and~Base Charges set forth in Exhibit A
Series to this Agreement shall be adjusted quarterly commencing July 1, 1994, in accordance with this Article VI(B). The adjusted rates and charges as so determined shall be the "Effective Rates" and "Effective Charges."

     2. Commencing July 1, 1994 and continuing through December 31, 1995, the Base Rates and Base Charges and, subsequent to the first adjustment, the Effective Rates and Effective Charges, shall be adjusted at the same time and in the same manner as rates and charges are adjusted pursuant to Exhibit B of Contract ICC-BN-C-2227, as amended. During the period April 1, 1994 through December 31, 1995, the methodology referenced in this Paragraph shall constitute the sole means by which rates and charges under this Agreement shall be adjusted.

     3. Commencing January 1, 1996, the Effective Rates and Effective Charges shall be adjusted quarterly, upward or downward, by sixtythree and one-half percent (63.5%) of the percentage change in the Rail Cost Adjustment Factor, unadjusted for changes in railroad productivity ("RCAF-U"), published by the ICC or successor pursuant to 49 U.S.C. 10707a(a) and regulations thereunder as of the Effective Date of this Agreement. For purposes of this Article, "successor" shall mean any independent entity publishing the RCAF-U whether governmental or private. Adjustments shall be made through application of the following formula:


                                 18

N - ((CRCAF U minus PRCAF U     )        )
    ((                 times.635) plus 1 ) times R
    (( PRCAF-U                  )        )


Where:


          N - The new rate or charge, as of the Adjustment Date. CRCAF U - The RCAF-U published for the Contract Quarter which begins on the Adjustment Date.
     PRCAF U - For the January 1, 1996 adjustment, the RCAF-U published for the fourth quarter of 1995; for each subsequent adjustment, the CRCAF-U used in the prior adjustment subject to paragraph 6 of this
           Article VI(B).
       R - The rate or charge in effect on the day prior to the Adjustment Date.

     4. The adjustment process described in Paragraph 3 shall be repeated on April 1, 1996, and on every July 1, October 1, January 1, and April 1 thereafter during the term of this Agreement, with the new Effective Rates and Effective Charges for the three month period following each such Adjustment Date" being determined by application of the formula described in Paragraph 3 for that Adjustment Date to the Effective Rates and Effective Charges in effect during the previous three month period.


     5. If the ICC or a successor ceases to publish the RCAF-U or materially alters the methodology by which the RCAF-U is derived, the parties shall determine the most appropriate substitute index which most closely matches the economic structure of the discontinued or materially altered RCAFU, to be used for adjustments for the remainder of the term of this Agreement, immediately following such action. If within sixty (60) days after the discontinuance or alteration the parties are unable to reach agreement on a suitable replacement, either Utilities or Railroads may submit the matter for resolution by arbitration in accordance with Article XX of this Agreement. The Effective Rates and Charges shall not be adjusted until the replacement


19

index is determined (either by mutual agreement or by arbitration, as the case may be), at which time the parties shall amend this Agreement in writing accordingly, and a retroactive adjustment to Effective Rates and Charges shall be made to the date of the aforedescribed discontinuance or material alteration .


     6. If the ICC or a successor rebases the RCAF-U during the term of this Agreement, a linking factor shall be developed and applied in order to calculate the first adjustment to Effective Rates and Charges occurring on or after the date the rebasing takes effect. The linking factor shall be equal to the ratio of the RCAFU for the Contract Quarter prior to rebasing divided by the RCAF-U for the same Quarter as rebased. The linking factor is multiplied by the Current Quarter RCAF-U as approved by the ICC or a successor. The Current Quarter RCAF-U is now on a similar basis as used for the Contract Quarter prior to rebasing. Commencing with the next ensuing Adjustment Date, the rebased RCAF-U values as published for the prior and current Contract Quarters and approved by the ICC or a successor shall be used for purposes of adjustments hereunder.


     7. In computing the quarterly adjustment under Paragraph 3, all rates and charges shall be rounded to the nearest whole cent.
If there is no nearest whole cent, rates and charges shall be rounded to the nearest even whole cent. For example, $8.935 and $8.945 would be rounded to $8.94.

 C. Entire Compensation


     The rates and charges determined under this Article VI shall constitute the entire compensation payable to Railroads by Utilities for Railroads' Transportation and other services performed for, and facilities



  20


provided to, Utilities under this Agreement, except as otherwise provided in this Agreement

     The method described in Article VI(B) shall be the sole method of modifying the rates Wand charges specified in this Agreement during the term hereof.

                                    Article VII


                         RAILROAD PERFORMANCE STANDARD


     For purposes of this Agreement, a train shall be deemed "Placed" for loading at an Origin when the first Rail Car behind the locomotives is in position beneath the tipple for loading with Coal. A train shall be deemed Placed for unloading at LaCygne or Iatan when the first Rail Car behind the locomotives is in position for unloading. A train shall be deemed Placed for unloading at Hawthorn when Railroads remove their locomotives and crew from the train after placing it on KCPL-owned or KCS-owned trackage at such Destination .


     For each shipment of Coal moving under this Agreement, Railroads shall compute and record the shipment's "Elapsed Transit Time" ("ETT"). The Elapsed Transit Time shall begin when the operator of the Mine at an Origin from which Utilities are obtaining Coal ("Mine Operator") releases a shipment of Coal to Railroads for Transportation to a Destination, and shall stop when Railroads Place a train for unloading at the applicable Destination (or, if the train is Constructively Placed as defined in Article IX(B)(3), shall stop when notice of Constructive Placement is given, shall begin again when the loaded train departs (or passes) the point where Constructive Placement began, and shall stop when the train is actually Placed for unloading at the

                                 21

Destination in question). The Elapsed Transit Time shall resume when, after shipment is unloaded, the train is released to Railroads by
 Utilities at a Destination for Transportation back to an Origin, and shall stop when the empty train is Placevd at an Origin.
Elapsed Transit Time for a shipment shall not include en route delays for which Utilities are responsible, as more particularly described in Article X(F), nor shall ETT include delays excused under Article XI (Force Majeure); provided,however, that with respect to this Article VII, the 48-hour provision of said Article XI shall not apply in the case of derailments.

     Railroads hereby promise to operate trains under this Agreement in an efficient manner, and in particular to maintain average
Elapsed Transit Times for all shipments to each Destination during each Contract Year no greater than the target levels specified in the following paragraph. This commitment is the Railroads' Performance Standard" hereunder.


     The average Elapsed Transit Times which Railroads promise to achieve to each Destination during each Contract Year are 108 hours on shipments to Hawthorn, 114 hours on shipments to LaCygne, and 94 hours on shipments to Iatan.


    Upon reasonable request by Railroads, Utilities shall provide Railroads with information regarding Loading and Unloading Times
(as defined in Articles VIII and IX), volumes loaded and unloaded, time spent in Constructive Placement, duration of enroute delays, and other similar data in Utilities' possession to enable Railroads to calculate ETT each Contract Year. Such calculations shall be subject to inspection and verification by Utilities.


                                  22

                     Article VIII



         LOADING. WEIGHINGS AND ORIGIN DETENTION

                     A. Train Size: Minimum Weights: Assessment of
         Freight Charges

     The "Minimum Train Size" for trains operated under this Agreement shall be 110 Cars for service to Hawthorn, and 115 Cars for service to Iatan and LaCygne, in each case (a) minus the number of Shipper Cars
(if any) removed from the trainset in question for which Railroads are (or will be) required to provide Replacement Cars; (b) plus the number of Replacement Cars (if any) included in the trainset; (c) minus the number (if any) of spare Shipper Cars that are being stored by Railroads and that re suitable for service to the Destination in question, but which Railroads have failed to add to the trainset; and (d) minus the total number of Rail Cars in excess of the applicable Minimum Train Size that are included in other trainsets in service to the same Destination.

     BN shall assemble Shipper Cars furnished by Utilities for use under this Agreement, Rental Cars leased to Utilities pursuant to
Article IV(C), and Supplemental Cars and Replacement Cars provided by (or for the account of) Railroads under Articles III and V, into one or more trains of between the Minimum Train Size and the Minimum Train size plus 10 Rail Cars. Railroads shall include at least 110 Cars (for Hawthorn) or 115 Cars (for Iatan or LaCygne), as the case may be, in each such train, if sufficient Shipper Cars, Rental Cars, Supplemental Cars, and Replacement Cars are available, and for this purpose will add any Shipper Cars being stored by them as spares to such a train, as needed. Railroads shall not include more than the Minimum Train Size plus 5 Rail Cars in any train operated under this Agreement without Utilities' consent.

                                 23

      The "Minimum Shipment Weight" for a shipment of Coal under this Agreement shall be l00 tons for shipments in steel
Rail Cars; 119 tons for shipments in aluminum Rail Cars made in the months of April, May, June,July, August, September and October;
and 118 tons for shipments in aluminum Rail Cars made in the months of January, February, March,November and December, times the number of Rail Cars in the trainset into which the shipment is loaded, plus (if the trainset is smaller than its Minimum Train Size) 100 tons for shipments in steel Rail Cars;119 tons for shipments in aluminum Rail Cars made in the months of April, May, June, July, August, September and October; and 118 tons for shipments in aluminum Rail Cars made in the months of January,February, March, November and December, as the case may be, times the difference between the trainset's Minimum Train Size and the number of Rail Cars in the trainset; PROVIDED, HOWEVER, that if a trainset is comprised of both steel and aluminum Rail Cars, the Minimum Shipment Weight shall be reduced by nineteen (19) tons for each steel Rail Car placed in an aluminum Rail Car trainset; and PROVIDED FURTHER, that for all steel trainsets, -the Minimum Shipment Weight shall be reduced for carryback coal by the difference (if any) between (a) the sum of the preloading light weights of all Rail Cars in the trainset, and (b) the sum of the tare weights of all Rail Cars in the trainset .

     Effective Rates under Article VI shall be assessed on the actual weight of the Coal for a shipment in steel Rail Cars, plus (if the actual weight is less than the Minimum Shipment Weight) 50% of the difference between the Minimum Shipment Weight and the actual weight of the Coal for the shipment in steel Rail Cars. Tons of Coal which are not actually Transported but for which charges are paid under the preceding sentence (i.e., 50% of the tonnage

                                 24

shortfall) shall be deemed Coal Tendered to Railroads for purposes of determining Utilities' compliance with the Annual Volume Requirement, Hawthorn Requirement and/or LaCygne Requirement.

     If Railrooads do not have a sufficient number of Shipper Cars, Rental Cars,Supplemental Cars, and Replacement Cars in good working order in their possession to assemble a train of at least the Minimum Train Size for loading under this Agreement, Railroads shall at Utilities' request assemble and operate a shorter train.


      If Supplemental Cars, Rental Cars, or Replacement Cars are added to a train of Shipper Cars under this Agreement, such Cars shall, insofar as possible, be kept in a separate block at the very beginning or the very end of the train, and not intermingled with Shipper Cars. Railroads and Utilities shall use their best efforts to keep Rail Cars of similar type (hopper cars, single tub gondolas, twin tub gondolas, etc.) in consecutive strings to avoid mixing of different types of cars.


          B. Designation of Origins


     Unless and until Utilities otherwise direct in accordance with this Article, Railroads shall return empty trains for loading to the Origins where they were loaded the previous time. Utilities may name a different Origin for any particular train by giving Railroads telephonic notice (subsequently confirmed in writing) of such change prior to the departure of the empty train from Alliance, Nebraska. (If such notice is by wire or telefax, it need not be confirmed in writing.) If Utilities request diversion of a particular train to a different Origin but fail to so request prior to departure of the train from Alliance, Railroads will if possible divert the


                              25


train to the alternate Origin for a "Diversion Fee" determined under Article VI.



          C. Procedures at Origin

             1. Advance Notice

         Railroads shall give Utilities (or the Mine Operator at the Origin to which an empty train is being sent for loading under this Agreement) at least four hours advance notice by telephone of the arrival of the train. Such notice shall include the number of Cars in the train.

            2. Loading

     The loading of the train with Coal shall be performed at no expense to Railroads, and shall not exceed the maximum weight limit specified under Article VIII(C)(4). Railroads will move the empty cars under the loading chutes at a controlled speed during the loading process, and shall use their best efforts to move such cars at a speed which will permit the loading of all Rail Cars to full visible capacity. Utilities shall not be obligated to perform (or have performed) the loading of Coal under this Agreement on Saturdays, Sundays, or holidays, unless the Mine Operator's loading facilities normally operate on those days. As used herein, the term "holidays" shall mean the following: New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Veterans' Day, Thanksgiving Day, the day after Thanksgiving Day, the day before Christmas Day, Christmas Day, Washington's Birthday, Miners Day (April 1), and any other holidays specified under the Mine Operator's labor agreements.

        3. Weighing

     Except as otherwise provided herein, Railroads will not perform the service of weighing Coal shipments for the assessment of freight charges


                            26


hereunder. Weights for such billing purposes shall be determined by Utilities (or by the Mine Operator) on scales iinspected and calibrated in accordance with the then-current AAR Scale Handbook specifications for such scales. Railroads shall have. the right to monitor the weighing process, and to inspect a listing of the loaded car weights as soon as such listing is available.

     If the scales at the Origin are temporarily nonoperational, Utilities may weigh the shipment on scales at Destination, and the weight of the shipment thus determined shall be used for the determination of freight charges hereunder.


     If a train or portion thereof cannot be weighed at an Origin due to a breakdown of the Origin scales, and if that shipment is not weighed by Railroads (as discussed below) or by Utilities, the following estimating procedures will apply for determining the assessment of freight charges hereunder. In cases where valid weights are obtained at Origin for less than all of the Rail Cars in a train, but valid weights are obtained at Origin on twenty-five (25) or more Rail Cars in the train, the average of the weight of the Coal per Rail Car for the Rail Cars that were weighed will be used as the weight of the Coal per Rail Car for each of the Rail Cars that was not weighed. In cases where valid weights are obtained on fewer than twenty-five (25) Rail Cars, the average weight of the Coal per Rail Car of the last ten (10) trains of comparable equipment under this Agreement that were weighed at the same Origin prior to the scale breakdown shall be applied to each of the Rail Cars in the unweighed train. No trains for which the weights were estimated on twenty-five
25) or more Rail Cars shall be included in the ten (10) train average calculations. If less than ten (10) trains under this Agreement of comparable equipment were weighed at that Origin prior to the


                                 27


breakdown, the requisite sample of ten (10) trains shall be composed of the trains of comparable equipment that were operated under this Agreement and weighed at that Origin prior to the breakdown, plus enough additional trains of comparable equipment that are operated under this Agreement and weighed at that Origin after the breakdown is corrected to add up to ten (10) trains.


     Railroads will weigh one or more Rail Cars (in a cut of consecutive
Cars) hereunder only if a scale is available at an Origin, Destination or en route and upon request by Utilities (or by the Mine Operator originating a shipment), for a "Weighing Charge" determined under Article VI.


     If the scales used by the Mine Operator at an Origin are determined to be in error by 0.5% or more in a weigh-in-motion test for a full trainload weight, the weights used for the assessment for freight charges hereunder shall be adjusted upward or downward, as the case may be, by the amount of the scale error. If it is possible to determine when the error began, weights shall be adjusted for the entire period from the date the error began until the date the scales are recalibrated; otherwise the adjustment shall be made for shipments originating during the second half of the period beginning on the date of the last recalibration and ending on the date of the recalibration correcting the error.

               4. Overloaded Cars

     Utilities (or the Mine Operator) shall be responsible for ensuring that no steel Rail Cars are loaded in excess of maximum weight of 263,000 pounds (adjusted for a 1% tolerance for a weighin-motion scale, or for a 0.2% tolerance for a static scale) and that no aluminum Rail Cars are loaded in excess of maximum weight of 286,000 pounds (adjusted for a 0.5% tolerance for a weigh-inmotion scale, or for a 0.2% tolerance for a static scale).

                                 28

 Overloaded Rail Cars discovered at Origin shall be adjusted and reduced by Utilities or by the Mine Operator (except at Black Thunder) before the release of the shipment to Railroads, and applicable Origin Detention Charges as defined in this Article shall be assessed against Utilities when reducing the overload causes Loading Time (defined below) to exceed Origin Free Time
(also defined below).


     If Railroads discover overloaded Rail Cars after a shipment of Coal is en route to a Destination, Railroads shall immediately notify Utilities thereof by telephone and request Utilities to correct the overload at their own expense. If Utilities decline such a request or fail to correct the overload, Railroads shall be responsible for correcting the overload, but any cost reasonably incurred by them in doing so shall be reimbursed by Utilities. The time during which a shipment is stopped en route to correct an overload shall not be included in Elapsed Transit Time.

     D. Loading Time: Origin Detention Charges
     1. Computation of Loading Time
     A shipment's "Loading Time" shall commence when Railroads Place the first empty Rail Car in a train under the loading chute at the proper location to load at a Mine Operator's loading facility and shall end when Utilities (or the Mine Operator) release the shipment to Railroads for movement to a Destination.

     2. Origin Detention Charges
       The first four hours of Loading Time shall constitute
       "Origin FreeTime;" no Origin Detention Charge shall be imposed by Railroads on a shipment for which the Loading Time does not exceed Origin Free Time. If Loading Time exceeds Origin Free Time, the excess shall constitute "Origin Penalty Time."

                                 29


      For each hour or fraction thereof (e.g., 1.25 hours would count as 2 hours) that a shipment incurs Origin Penalty Time, Utilities shall pay Railroads an"Origin Detention Charge" as determined under Article VI.

      3. Exclusions From Loading Time


         a. Mine Holidays


        In the event an empty train operated hereunder shall arrive at a designated Origin for loading on a day when the Mine Operator at that Origin is not obligated to load and is not loading, Placement, shall not be deemed to occur (and Loading Time hereunder shall not begin to run) until actual Placement is made and loading begins. (Such a train shall nevertheless be deemed held by the Mine Operator for loading for purposes of computing the Elapsed Transit Time for said train.)

        b. Loading Disabilities


       In the event an occurrence at an Origin not reasonably within the control of Utilities or the Mine Operator ("Loading Disability") physically prevents the loading of a train operated under this Agreement within the Origin Free Time, Loading Time will stop running for a period of time equivalent to the time such Loading Disability prevents or delays loading. Utilities or the Mine Operator shall notify BN in writing of the occurrence of a Loading Disability within ten (10) days after the Disability terminates. Such notice shall include a description of the cause of the Disability and a statement of the times and date(s) such Disability began and ended.

       c. Failure to Notify

       Loading Time shall not begin to run until four hours after Placement of the train, if Railroads fail to provide advance notice of the

                                  30


      train's arrival at the designated Origin in accordance with Article
       VIII(C)(1).


      d. Release of Locomotives and Crew

      If a the loading and weighing process is not completed (or is not likely to be completed) before the Origin Free Time expires, Utilities or the Mine Operator may request Railroads to remove their locomotives and crew from the train. If such a request is made, a one-time "Release Charge" (determined under Article VI) will be assessed in lieu of the Origin Detention Charges that would otherwise apply, and Railroads may at their option remove their locomotives and crew from the train. If Utilities or the Mine Operator make their request for removal of the locomotives and crew after Origin Free Time has expired, the Release Charge shall be assessed in addition to the Origin Detention Charges that have accrued prior to such request.

     If a train operated under this Agreement is left on Railroad-owned or leased trackage when the locomotives and crew are removed, a "Track Rental Charge," determined under Article VI, shall be imposed in addition to the above-specified Release Charge.

     Upon notification from Utilities or the Nine Operator that a train from which the locomotives and crew have been removed is loaded and ready for departure, Railroads shall send locomotives and a crew back to pick up the loaded train without additional charge.

                                 31

                      Article IX

          UNLOADING AND DESTINATION DETENTION

A. Procedures at Destination

     1. Advance Notice

     Railroads shall give Utilities four hours advance notice by telephone of the arrival at Destination of a shipment of Coal being transported under this Agreement. For shipments destined to Hawthorn, such notice shall be given four hours in advance of arrival at the interchange with KCS. Such notice shall include the number of Rail Cars in the train.

               2. Deliveries to Hawthorn

     When the Railroads deliver a shipment of Coal to Hawthorn, they shall move the loaded Rail Cars onto tracks designated by KCPL. After Placing the Cars on such tracks, Railroads shall remove their locomotives and crew without charge. KCPL shall thereafter be solely responsible for unloading the Coal at such Destination.

               3. Deliveries to Iatan and LaCszne

     When delivering a loaded train to Iatan or LaCygne, Railroads shall Place each ofthe first three Rail Cars behind the locomotives in proper position for unloading.
Thereafter, the unloading process shall be the responsibility of Utilities.


     In the event of a breakdown of unloading equipment, at Utilities' request Railroads shall pull part or all of the train through the unloading facilities in a manner which permits the required positioning and unloading-of each Rail Car by Utilities. Such service shall be performed by Railroads at Iatan up to six times per Contract Year at no extra charge to Utilities. Thereafter, at Iatan Railroads and Utilities shall share equally the

                             32


additional cost (if any) incurred by Railroads in performing such service, such costs to be substantiated by Railroads in writing to Utilities. For the same service at LaCygne, Utilities shall pay KCS a "Pull Charge" as determined under Article VI.

     4. Change of Destination

     Utilities may change the Destination of a loaded train from the Destination specified in the bill of lading while the train is en route, by giving Railroads telephonic notice (subsequently confirmed in writing) of such change prior to arrival of the train at Lincoln, Nebraska. (If such notice is by wire or telefax, it need not be confirmed in writing.) If Utilities request diversion of a train to a different Destination but fail to so request prior to the arrival of the train at Lincoln, Railroads will if possible divert the train to the alternate Destination for a Diversion Fee determined under Article VI.

     B. Unloading Time: Destination Detention Charges

    1. Computation of Unloading Time

     "Unloading Time" for a shipment of Coal under this Agreement shall commence when the train is Placed for unloading at the designated Destination (or, if the train is Constructively Placed, when notice of Constructive Placement is given to Utilities), and shall end when Utilities notify Railroads that the unloading is completed and the empty Rail Cars are ready for Transport back to an Origin. If a train is Constructively Placed, Unloading Time shall stop when Utilities notify Railroads that actual Placement may now take place at the Destination in question, and shall resume when the train is actually Placed for unloading.

                  33

 2. Destination Detention Charges


     The first five (5) hours of Unloading Time shall constitute "Destination Free Time"; no Destination Detention Charge shall be imposed by Railroads on a shipment for which the Unloading Time does not exceed Destination Free Time. If Unloading Time exceeds Destination Free Time, the excess shall constitute "Destination Penalty Time." For each hour or fraction thereof that a shipment incurs Destination Penalty Time, Utilities shall pay Railroads a "Destination Detention Charge" determined under
Article VI.


               3. Constructive Placement


     When delivery of a shipment of Coal cannot be made at a Destination due to a cause solely attributable to Utilities, Railroads may "Constructively Place" the train short of the Destination and so notify Utilities by telephone, to be confirmed in writing, at which point the Unloading Time specified herein shall begin to run.

4. Exclusions from Unloading Time


a. Bunching of Trains


     If a train carrying Coal under this Agreement arrives at a Destination while another train is occupying (or blocking access to or use of) Utilities' unloading facilities, and such bunching is not due to a cause solely attributable to Utilities, the second train shall not be deemed Placed for unloading, and Unloading Time shall not begin to run, until the second train is actually Placed for unloading.

                    b. Unloading Disabilities

     In the event an occurrence at a Destination not reasonably within the control of Utilities ("Unloading Disability") physically prevents the unloading of a train within the Destination Free Time, the Unloading Time

                             34


provided in this Article for said train shall be extended for a period of time equal to the time such Unloading Disability prevents or delays such unloading.Utilities shall notify Railroads in writing of the occurrence of an Unloading Disability within te,n (10) days after the Disability terminates. Such notice shall include a description of the cause of the Disability and a statement of the times and date(s) such Disability began and ended.

                    c. Failure to Notify


     Unloading Time shall not begin to run until four hours after a train is Placed (or Constructively Placed) for unloading at a Destination, if Railroads failed to provide advance notice of the train's arrival in accordance with Article IX(A)(1).

                    d. Release of Locomotives and Crews


     Utilities may at any time request Railroads to remove locomotives and crew from a train after it has been Placed (or Constructively Placed) for unloading at a Destination. If such a request is made, a one time Release Charge, as determined under Article VI, will be assessed, and Unloading Time shall stop running. Railroads may at their option actually remove their locomotives and crew from the train. If Utilities make their request for removal of the locomotives and crew after Destination Penalty Time has begun to run, the Release Charge shall be assessed in addition to the Destination Detention Charges that have accrued prior to such request.


     If a train operated under this Agreement is left on Railroad-owned or leased trackage when the locomotives and crews are requested to be removed, a "Track Rental Charge," determined under Article VI, shall be imposed in addition to the above specified Release Charge.


                                        35


     Upon notification from Utilities that a train from which the locomotives and crew have been removed is unloaded and ready for departure, Railroads shall send locomotives and a crew back to pick up the loaded train without additional charge.


     e. Actual Placement at Hawthorn

     Unloading Time shall not run, and Destination Detention Charges shall not apply, with respect to shipments of Coal delivered to Hawthorn following actual Placement at that Destination. KCPL shall be subject to Destination Detention Charges at Hawthorn only if a train destined for such Destination is Constructively Placed, and held in Constructive Placement for a period exceeding Destination Free Time.



                      Article X


                 MISCELLANEOUS HANDLING OF CARS


      A. Bad-Ordered Cars


     In the event a Shipper Car must be removed from a train for maintenance or repairs while the train is en route between an Origin and a Destination (in either direction), Railroads will switch the car out of the train and arrange for the repairs. The switching and handling of such "BadOrder" Shipper Cars moving into and out of service at intermediate points will be performed by Railroads at no charge to Utilities. (Responsibility for the cost of the repairs themselves is determined under Article V.) When such maintenance or repairs have been completed, the Shipper Car will be forwarded by Railroads to a Destination or to an Origin, as the case may be, on the next appropriate train.

                             36


     At Utilities' request, BN will also switch Shipper Cars into or out of trains at Origins and Iatan at no charge (except that the time required for such service shall be included in Loading Time or Unloading Time as the case may be, and thus may cause Utilities to incur Origin or Destination Detention Charges).

    B. Scheduled Maintenance or Repairs


     At Utilities' request, Railroads will stop a train of empty Shipper Cars on the return movement to an Origin at any maintenance facility specified by Utilities on the route of movement where trackage is available to accommodate the train, and will remove from the train such Shipper Car(s) and replace in the train such other Shipper Car(s) as Utilities may specify. Utilities shall pay Railroads a "Switching Charge" determined under Article VI for such switching services, computed from the time the train stops to commence the removal or replacement of Shipper Cars until the time the train has been re-assembled and is again ready for movement. Such Switching Charge shall not apply for switching services performed by KCS at LaCygne. For switching services at LaCygne, KCS will be paid the charges in Exhibit A-2, Paragraph 2(B)(12). Railroads shall document starting and stopping times on invoices for Switching Charges.

     If a car maintenance facility used by Utilities is on trackage served by Railroads, but not on the route of movement to Origins, Railroads will at Utilities' request stop an empty train of Shipper Cars at the nearest practicable point on the route of movement to the maintenance facility, and remove from and/or add to the train such Shipper Car(s) destined to or coming from such maintenance facility as may be specified by Utilities, for the charges specified in the previous paragraph. Railroads will also move the

                                        37


Shipper Car(s) removed from the train to the maintenance facility and back, for an "Out-of-Route Movement Charge'; determined under Article VI.


     The Charges described in this Part B will not apply on Shipper Cars which Railroads are responsible for repairing under Article V hereof. No Charges will be incurred by Utilities for such services with respect to such Cars.


     C. Storage of Shipper Cars

     1. Individual Cars

     . The switching and handling services specified in Part B of this Article shall also be available to Utilities, at their request and for the Charges specified in Part B. if Utilities wish to store one or more Shipper Cars on trackage not owned by Railroads.

    2. Entire Trains

     If trackage is available at a location on the route of movement to Origins, Railroads will, at Utilities' request, place an entire train of empty Shipper Cars on such trackage for storage. Upon subsequent request by Utilities, the Railroad performing the service will remove the train from storage and return it to service. For each such occurrence, Railroads will be paid a onetime "Storage Charge" determined under Article VI for placing and removing the train on such trackage. In addition, if the trackage in question is Railroad-owned, Railroads will be paid a Track Rental Charge (also determined under said Article VI) for the period that the train is stored on such trackage. If the storage track is located at a point not on the route of movement, Railroads will at Utilities' request move the train of empty Shipper Cars to and from such storage track for the Charges outlined in this paragraph, plus an Out-of-Route Movement Charge, as defined in Part B. above.

                                 38

No Switching Charges shall apply to services provided under this
Article X(C)(2).


     D. Turning of Trains

     At Utilities' request, BN will without charge turn a trainset of Rail Cars around at Iatan, or at an Origin or a point on the route-ofmovement between an Origin and a Destination where suitable facilities are located, so that the trainset will operate in the opposite direction and thereby balance wheel wear on both sides of the Cars. Railroads, obligation to turn trainsets without charge under this paragraph shall be limited to one occurrence per trainset per calendar month.

     E. Free Storage of Spare Shipper Cars

     BN will also store, at Utilities' request, spare Shipper Cars provided by Utilities, at an appropriate location on the route of movement between Origins and Destinations. Such spare Shipper Cars shall be used by Railroads to replace Shipper Cars that have been Bad-Ordered or otherwise removed from the train en route and not previously replaced, so as to bring the number of Rail Cars in the train up to at least 110 for Hawthorn or 115 for Iatan or LaCygne. No separate charge shall be assessed by Railroads for the storage of such Shipper Cars, or for the switching of such Shipper Cars into and out of trains operated hereunder.


     F. Effect on Elapsed Transit Time


     The time that a train of Shipper Cars used in transporting Coal for Utilities is stopped so that Railroads may perform the services specified in Part D of this Article, switching at Origin or Destination at Utilities' request under Part A of this Article, or any of the services specified in

                                 39

Parts B and C of this Article for which Charges are payable by Utilities, shall not be counted as part of Elapsed Transit Time.


                    Article XI

               FORCE MAJEURE

      A. Definition of Force Majeure

     For purposes of this Agreement, "Force Majeure" shall mean any cause or causes not reasonably within the control of a party, such as an Act of God; unusual accumulation of snow sufficient to immobilize or halt the movement of loaded or empty trains; war; insurrection; riot or other civil disturbance; derailment; destruction of or damage to right-of-way, including bridges; strike or other labor disturbance; explosion, fire, or mechanical or electrical breakdown (including shutdown for emergency maintenance or a like emergency which may be necessary-to mitigate or eliminate the imminent threat of explosion, fire, or mechanical or electrical breakdown); acts of military authorities; acts of local, state, or federal agencies or regulatory bodies; court Actions; and, without limitation by enumeration, any other cause or causes affecting the facilities of a Mine Operator at an Origin, Railroads' facilities or equipment, or Utilities' facilities at a Destination or elsewhere, and which wholly or partly prevents a party from performing its obligations hereunder. In determining whether a cause is reasonably within the control of a party, allegations that the cause resulted in whole or in part from the fault or negligence of that party or another shall not be considered.

                                 40

          B. Effect of Force Majeure


If a Force Majeure condition arises and continues for forty-eight
(48) consecutive hours or more, and wholly or partly prevents a party from performing its obligations hereunder, such party's obligations and those of such other parties as are affected thereby shall be suspended for the duration of such Force Majeure, to the extent made necessary thereby, and Utilities shall be excused from their obligation to meet their Annual Volume Requirement, Quarterly Shipment Obligations, the Hawthorn Requirement and/or the LaCygne Requirement to the extent provided in Part E of this Article, subject to the notice requirements set forth in Part C of this Article;

PROVIDED, HOWEVER, that the parties shall make all reasonable efforts to continue to meet their obligations during the duration of the Force Majeure. Such party shall act with due diligence to determine the cause of the Force Majeure, and upon doing so shall notify all other parties thereof in writing. C. Notice of Commencement and Termination

     In order for Force Majeure to be effective, the party affected by Force Majeure shall notify promptly by telephone, to.be immediately confirmed in writing, all other parties of the nature of the Force Majeure, when it began, and, if possible, its projected duration. Such party shall notify promptly by telephone, to be confirmed in writing, all other parties upon the cessation of the Force Majeure. Such party also shall act with due diligence to determine the cause of the Force Majeure, and upon doing so shall notify all other parties thereof in writing.


D. Efforts to Mitigate


    The parties shall make all reasonable efforts to eliminate or abate such Force Majeure and resume their obligations expeditiously upon its


                             41


elimination, except that (1) no party hereto will be required to acquiesce to unfavorable settlement of any labor dispute, and
(2) Utilities shall not be required to obtain Coal from another Origin to replace Coal they have committed to obtain from one Origin, but which they are unable to obtain from that Origin due to Force Majeure.

     E. Impact on Term: Rights


     The suspension of any obligations due to Force Majeure shall neither cause the term of this Agreement to be extended nor affect any rights accrued under this Agreement prior to the advent of the Force Majeure condition .


     The Hawthorn Requirement and LaCygne Requirement each shall be reduced by l/365th, the applicable Quarterly Target Volume(s) shall be reduced by l/9lst, and the Annual Volume Requirement shall be reduced by 1/365th of the TATV, for each day during which a Force Majeure condition lasting fortyeight (48) consecutive hours or more and affecting Utilities exists in any Contract Year; provided that if the Force Majeure condition only partially prevents Utilities from taking or using Coal hereunder, the reduction in the Hawthorn, LaCygne and Annual Volume Requirements and in the Quarterly
Target Volume(s) shall be correspondingly smaller.


     If Railroads are excused from Transporting any Coal Tendered hereunder by Utilities by a Force Majeure condition claimed by Railroads, such coal shall be deemed Coal Transported by Railroads for purposes of determining Utilitiest compliance with the Annual
Volume Requirement, Quarterly Shipment Obligations, Hawthorn Requirement and/or LaCygne Requirement. Utilities at their option may ship such Coal to Destinations via other carriers or modes during the continuance of the Force Majeure event, with no further obligation



                               42

to Railroads hereunder with respect thereto. If Utilities desire to ship such Coal via other carriers or modes after the event of Force Majeure has concluded, Utilities first shall so notify Railroads in writing, which notification shall ivnclude a schedule for the shipment of such Coal, a representation of the availability of Shipper Cars to Transport such Coal, and a request that Railroads provide Transportation in accordance with the schedule. If within five (5) business days Railroads fail to respond or decline to Transport such Coal in accordance with Utilities' schedule, then Utilities may ship such Coal to Destinations via other carriers or modes with no further obligation to Railroads hereunder with respect thereto.



                       Article XII



                          DEFAULT; TERMINATION

     If Utilities or Railroads shall be in default of any material covenant, condition, or obligation to the other party or parties under this Agreement, which default is not cured within sixty (60) days after notice thereof is given by the non-defaulting party to the defaulting party, the nondefaulting party may, at its option and without prejudice to any other rights and remedies it may have under this Agreement or otherwise, terminate this Agreement by notice thereof to the party in default.



                    Article XIII


                      NOTICES

     Any notice, election, or other communication required or permitted to be made by one party to another under this Agreement shall be effective upon receipt, shall be in writing, and shall be delivered personally to the

                                 43

party to whom addressed, or sent by wire or telefax or by United
States mail or private express service with all necessary postage or other charges fully prepaid, addressed to the party to whom directed at the address specified in Exhibit A-Series. Any party may change the address at which it receives notice by giving notice of such change to the other parties, in the manner specified above.

     Any notice pertaining to matters of an operational or emergency nature may be delivered by mail, messenger, telephone, telegraph, or by any other reasonable means, to such representative of the party hereto being notified as may be appropriate under the circumstances, and such notice shall be effective upon receipt.
If such notice is given verbally, by telephone or otherwise, it shall be confirmed in writing as soon as practicable thereafter.


                           Article XIV

                    RESPONSIBILITY FOR LOST COAL

     Railroads' responsibility for loss of, damage to, or destruction of Coal being Transported for Utilities under this Agreement shall be the same as if such services were performed by Railroads in their capacity as common carriers by railroad.


                    Article XV

          BILLS OF LADING. TARIFFS. AND REGULATIONS


Utilities shall arrange for shipments of Coal under this Agreement to be provided to Railroads on a standard bill of lading. The terms of this Agreement shall control in the event of any conflict between this Agreement and any such bill of lading, or between this Agreement and any prior contract


                            44


or agreement otherwise applicable to Utilities (or any of them) and Railroads (or any of them) respecting the traffic moving pursuant to this Agreement.

     All matters relating to the Transportation of Coal pursuant to this Agreement which are not covered by this Agreement shall be governed by the published tariffs, rules, and regulations in effect on the Effective Date, that would have applied if the shipments had moved under tariff.. Any tariff charges that may be payable by Utilities pursuant to the foregoing sentence shall be the lesser of (a) the charges specified in the applicable tariff as of the date the charges are incurred, or (b) the tariff charges in effect on the Effective Date of this Agreement, as adjusted by application of intervening changes in the rail cost adjustment factor compiled or verified by the ICC pursuant to 49 U.S.C. 10707a. In the event of any conflict between this Agreement and such tariffs, rules, and regulations, the terms of this Agreement shall govern.


                        Article XVI

                       GOVERNING LAWS


     For all purposes, this Agreement shall be deemed to be a contract entered into pursuant to 49 U.S.C. 10713, made in the State of Missouri, and shall be governed by and construed according to the laws of Missouri (but without regard to that State's conflict of laws provisions) and applicable federal laws.


                                45


            Article XVII


             EFFECT OF WAIVER


     The failure of any party to insist in any one or more instances upon strict performance of any provisions of this Agreement by the other party or parties, or to take advantage of any of its rights, shall not be construed as a waiver by it of any such provisions or the relinquishment by it of any such rights in respect to any subsequent non-performance of such provision, but the same shall continue and remain in full force and effect.


                 Article XVIII


             PRESENTATIONS AND WARRANTIES


     Utilities severally represent and warrant to Railroads, and Railroads severally represent and warrant to Utilities, that (i) they are duly organized corporations in good standing under applicable state and/or federal laws,and have all requisite power and authority to enter into this Agreement and to carry out the terms and provisions thereof; and (ii) there is no action, proceeding, or investigation current or pending, and no term or provision of any charter, bylaw, certificate, license, mortgage, indenture, contract, agreement, judgment, decree, order, statute, rule, or regulation to which they are subject, which in any way prevents, hinders, or otherwise adversely affects, or would be violated by, their entering into and performing this Agreement.

     Each person executing this Agreement on behalf of his respective company,represents and warrants for himself and for his company that he personally has authority to sign on behalf of his company.


                           46


                     Article XIX


            INTERPRETATION AND AMENDMENT

     The section headings herein are for convenience only, and shall no affect the interpretation of this Agreement. Nothing expressed orimplied in this Agreement shall give or be construed to give to any person, firm or corporation other than Utilities and Railroads any legal or equitable right, remedy, or claim under or in respect of this Agreement. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived, or modified orally, but only by an instrument in writing signed by Utilities and Railroads, unless a provision hereof expressly permits fewer than all of the parties hereto to effect such termination, amendment, supplementation, waiver, or modification, in which event such action shall be taken in accordance with the terms of such provision.

     This Agreement represents the product of arms-length negotiations and shall not be interpreted against either Utilities or Railroads as the drafter hereof.


                          Article XX


                     RESOLUTION OF DISPUTES


     Except as otherwise provided in this Article, any dispute between Railroads and Utilities that relates to this Agreement and that cannot be resolved by negotiation shall be resolved by the filing of an appropriate action in a federal or state court of competent jurisdiction, located in the State of Missouri.



     Disputes arising under Article VI regarding the selection of a substitute index to replace the RCAF-U following discontinuance or material

                                47


change thereof, or under Article XXVIII, shall be resolved by binding arbitration. Arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the arbitration (the "AAA Rules"); provided, however, that to the extent that the AAA Rules are inconsistent with the terms of this Agreement or the terms of this Agreement are more specific than the AAA Rules, the terms of this Agreement will govern.

     The question or controversy upon which the parties cannot agree shall be submitted for arbitration to a single competent disinterested arbitrator, if the parties are able to agree upon such single arbitrator within 30 days after the party desiring such arbitration notifies the other party of such desire.

     If a single arbitrator cannot be agreed upon within such 30-day period, a board of three arbitrators shall be used. Such arbitrators shall be selected as follows: the party demanding arbitration shall give the other party notice of such demand, stating specifically the question or questions to be submitted for decision and nominating a person to act as one arbitrator. (For purposes of this Article XX, Railroads shall be deemed a single party, and KCPL, KGE, Empire and St. Joseph shall be deemed a single party.) The party to whom such notice is given shall appoint a second arbitrator and give the party demanding arbitration notice of such appointment within 30 days from the time of receipt of the demanding party's notice. If the responding party does not timely notify the party demanding arbitration of its nomination of a second arbitrator, the party making the demand for arbitration may select the second arbitrator. The first and second arbitrators so chosen shall select a third arbitrator, but if the arbitrators shall be unable to agree upon such a

                                 48

third arbitrator within a period of 30 days from the day of appointment of the second arbitrator, the third arbitrator may be appointed upon motion or application of any party to the United States District Court for the Western District of Nissouri

     Upon selection of the arbitration board of either one or three members, the board shall proceed with reasonable diligence to inquire into and determine the questions or controversies at issue before them, as disclosed in the demanding party's notice and any responses thereto. The board shall give to both Utilities and Railroads reasonable notice of the time and place (of which the board shall be the judge) at which the board will take such evidence as it may deem reasonable, with or without requiring witnesses to be sworn, and at which the board may hear arguments of counsel or others.


     If any arbitrator shall decline or fail to act, the party (or parties in the case of a single arbitrator) by whom he or she was chosen, or the court (in the case of an arbitrator selected through application to the District Court), shall appoint another to act in his or her place.


     After hearing the evidence and arguments submitted by the parties, the board shall state its decision and award, in writing, within 90 days of the final submission by the parties, which decision and award, when delivered to both parties, shall be final and binding. Utilities and Railroads expressly agree to be bound conclusively by any such decision and award as to any of the matters submitted to arbitration in accordance with this Article; and judgment may be entered upon such decision and award in any court of competent jurisdiction.


                              49


                        Article XXI


                    SUCCESSORS AND ASSIGNS

     This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns; provided, however, that this Agreement shall not be assigned by Railroads or by Utilities without the written consent of the other parties
(which consent shall not be withheld unreasonably), except in the following cases where no such consent shall be required:


     A. A pledge, assignment or other security arrangement to secure indebtedness by either party, specifically including any financing arrangements deemed advisable by Railroads.

     B. An assignment (i) by a Utility to a successor in interest of part or all of its ownership share in one or more of the power stations at Destinations, (ii) by a Utility or by a Railroad of substantially all of its assets or capital stock by way of a merger, consolidation, sale, divesture pursuant to an order or decree of a court, or similar corporate reorganization, or (iii) to a parent or wholly-owned subsidiary of a Utility or of a Railroad; provided, however, that no such assignment under (i) or (ii) of this Part B shall relieve assignor of its liability unless and until such assignee shall assume, in writing, the obligations of the assignor; and provided, further, that any party assigning any interest under (iii) of this Part B shall remain secondarily liable and obligated for performance of all of the assigned obligations unless the other party has consented to such assignment and specifically releases the assignor therefrom.

                            50

                      Article XXII


      COMPLIANCE WITH ANTIPOLLUTION LAWS AND REGULATIONS


     The parties recognize that, during the term of this Agreement, legislative or regulatory bodies or the courts having jurisdiction over the subject matter may enact laws, regulations, or issue orders relating to pollution, such as but not limited to those relating to air pollution the effect of which will make it impossible or impracticable for Utilities to utilize the Coal to be Transported under this Agreement for operation of one or more of the power stations without substantially changing or altering their utilization or equipment. Such laws, regulations, or orders may pertain to, but would not necessarily be limited to, sulfur content of the Coal. If any such laws, regulations, or orders are imposed, Utilities shall notify Railroads thereof and, to the extent Utilities deem proper, proceed to exhaust the administrative remedies available to them to avoid the effect of such restrictions. If such action does not avoid the effect of such restrictions, Utilities shall promptly consider what steps can be taken in the handling and combustion of Coal at the involved power station(s) to avoid such restrictions and if such steps are available, which in Utilities' good faith judgment are feasible and will not result in unreasonable expense to them, Utilities shall take such steps and this Agreement shall continue in full force and effect. Such steps may include the installation of equipment which is commercially proven and available and which can be reasonably expected to avoid the effect of such restrictions or which will result in compliance therewith If, in Utilities' good faith judgment, no such steps are available, or if such steps are not reasonable or will result in unreasonable expense to them, Utilities shall so advise Railroads.
If Utilities are unable to comply with any such

                             51

 law, regulation or order in the manner provided in this Article, Utilities shall have the right to terminate this Agreement without penalty.


                       Article XXIII


                      CONFIDENTIALITY


     The parties shall protect the confidentiality of this Agreement and any information developed by other parties in connection with this Agreement; provided, however, that no party shall be precluded from providing the Agreement to corporate Affiliates, using the Agreement or any such information in the normal conduct of its commercial activities, in obtaining or attempting to obtain financing for facilities or equipment, or in filing reports with or furnishing other information to the Securities and Exchange Commission, securities commissions of the various states, state regulatory commissions, or to any other appropriate governmental authorities. The term "Affiliates as it relates to a Utility or a Railroad means any corporation, partnership or other entity which owns or controls, is owned or controlled by, or is under common ownership or control with, a Utility or a Railroad. Ownership or control shall consist of more that fifty percent (50%) of the voting stock or general partnership interests of such corporation, partnership or entity or, if applicable law prohibits such ownership, then the maximum permitted by law. Parties may use the Agreement and such information in making public announcements required by the securities laws or stock exchange provisions. When required, the parties may also submit the Agreement or any such information to consultants and contractors performing work on or related to the subject matter of this Agreement, who agree in writing to protect the confidentiality of such information in the same manner provided herein.

                                 52

               Article  XXIV

       BOOKS AND RECORDS

     Each party hereto shall have the right to inspect the books and records of the other parties pertaining to the performance of this Agreement, at the usual place of business of the party whose books and records are being inspected, on reasonable notice and during regular business hours; provided that no party shall be required to retain any books or records beyond the period required by applicable law; and provided further that subject to Article XXIII, a party inspecting the books and records of another party shall maintain the confidentiality of any information designated by the other party as proprietary or commercially sensitive.


                    Article XXV


                BILLING AND PAYMENT

     Railroads, at their option, may render either paper invoices or electronic invoices for freight services rendered under this Agreement. All accessorial services (such as switching, crew and power release,etc.) must be invoiced on paper unless mutually agreed upon to convert these accessorial service invoices to the electronic system. Paper invoices shall be delivered via U.S. Mail or other courier service. Electronic invoices shall be delivered via Electronic Data Interchange ("EDI") using Klein Schmidt as the clearinghouse or other mutually agreeable clearinghouse and using the TDCC 410 billing format or other agreed upon format.
All payments for paper invoices due hereunder by Utilities to Railroads, or by Railroads to Utilities, shall be due and payable by mail within 10 working days following the receipt by the payor of the payee's

                          53
invoice therefor, unless a different deadline for payment is specified in another provision of this Agreement. Payments of paper invoices shall be deemed made when mailed.
     All payments for electronic invoices due hereunder by Utilities to Railroads, or by Railroads to Utilities, shall be due and payable in accordance with the applicable A-Series Exhibit.

     Whenever a payment due under this Agreement is not made when due (including payments withheld in connection with disputed bills which are thereafter determined by agreement or by resolution under Article XX to have been payable), such amounts shall bear interest at the prime rate announced from time to time by the Chase Manhattan Bank in New York City, or (if less) the maximum rate permitted under Missouri law, in either case compounded daily and calculated from the day after the payment to which interest applies was due, until the date said payment is made, both dates inclusive.


                   Article XXVI

           TRAIN LOCATION AND ACCIDENT REPORTING


     Utilities may at any time while this Agreement remains in effect ask Railroads for a report on the current location of any or all trains or Rail Cars Transporting Coal (or returning empty to Origin following the delivery of Coal at a Destination).Railroads shall promptly provide such information to Utilities without charge. At Utilities' request, Railroads shall, if feasible, allow Utilities to obtain such information through electronic communication between Utilities' computer(s) and railroads' computer(s).

     In the event a train carrying Coal under this Agreement or containing Shipper Cars provided by Utilities to Railroads hereunder (or Rental Cars leased to Utilities by Railroads) derails or is otherwise subject to damage, Railroads shall.promptly notify Utilities of the derailment or other occurrence causing damage, and shall as promptly as possible (and in any event within two (2) days) provide Utilities with all information reasonably requested by them, including without limitation a listing of the involved Rail Cars, a preliminary description and dollar estimate of the damage to each Car, if any, and a preliminary estimate of the amount of Coal lost, if any. Updated estimates for damages and loss of Coal should be provided to Utilities within two (2) weeks of the date such damage or loss occurs. Utilitiest sole remedy for Railroads' failure to provide the notification specified herein shall be reimbursement of any costs incurred by Utilities attributable to such failure .

                     Article XXVII


                 RISK OF LIABILITY


               A. General Rule


               1. Sole Fault

     Subject to Article V (pertaining to responsibility for Rail Cars) and Article XIV (pertaining to responsibility for lost Coal), each party to this Agreement shall indemnify and save harmless the other parties from all cost and liability for injury to or death of any person, and for loss of, damage to, or destruction of any property, arising out of activities conducted under this Agreement and caused solely by the negligence or willful misconduct of the indemnifying party, its agents, servants, or employees (or jointly by the negligence or willful misconduct of such party, its agents, servants or employees and the negligence or willful misconduct of another person not affiliated with the other parties to this Agreement).


               2. Joint Fault


     If injury to or death of any person, or loss of, damage to, or destruction of any property, arises out of activities conducted under this Agreement and is caused by the negligence or willful misconduct of two or more Railroads or their agents, servants, or employees, without any negligence or willful misconduct on the part of any Utility or its agents, servants, or employees; or if such injury, death, loss, damage, or destruction is caused by the negligence or willful misconduct of two or more Utilities or their agents, servants, or employees, without any negligence or willful misconduct on the part of any Railroad or its agents, servants, or employees, liability shall be determined by applying Article XXVII(A)(1), above, as though the culpable Railroads or Utilities were a single party.

     If injury to or death of any person, or loss of, damage to, or destruction of any property, arises out of activities conducted under this Agreement and is caused by the negligence or willful misconduct of one or more Railroads or their agents, servants, or employees, and by the negligence or willful misconduct of one or more Utilities or their agents, servants, or employees, then each culpable party shall indemnify and save harmless the other parties from any liability for injuries to or death of the indemnifying party's employees, and for loss of, damage to, or destruction of property in the custody, possession, or control of the indemnifying party or that party's employees .

         B. Residual Liability


     Except as otherwise provided in Part A, above, liability for injuries to or death of any person, and for loss of, damage to, or destruction of any property, arising out of activities conducted under this Agreement, shall be determined under applicable law.



                 Article XXVIII


                  Beneficiated Coal


     A. Utilities may during the term of this Agreement commence shipments of "Beneficiated Coal" (Coal which has been dried or otherwise treated or processed beyond the "raw" or "clean" state), pursuant to the terms of this Agreement as modified by this Article. Washed Coal and Coal treated solely to reduce dust and/or to prevent or reduce freezing in the Rail Cars will not be considered Beneficiated Coal within the meaning of this Article,and may be shipped under the terms of this Agreement. Shipments of Beneficiated Coal shall be counted as Coal shipped for purposes of satisfying the parties' obligations under Article III, even if new rates are established under this Article.


B. Utilities shall give Railroads written notice of their intention to ship Beneficiated Coal not less than twelve (12) months in advance of the desired date of commencement of shipments of Beneficiated Coal.Such notice shall include sufficient information about the transportation requirements and physical characteristics of the Beneficiated Coal to enable 0 : Railroads to assess transportation risks or costs. Within ninety (90) days of receipt of such notice, Railroads shall give written notice to Utilities if they desire to negotiate new rates, charges or lump sum or amortized payments in connection with the Transportation and handling of such Beneficiated Coal. Such notice to Utilities shall specify such proposed new rates, charges, or payments, and provide supporting documentation.

     C. Within sixty (60) days of such notice by Railroads to Utilities, the parties shall meet at a mutually convenient time and place to begin negotiation. Each party agrees to provide to the others the documentation or studies it may have to support its position. If the negotiations result in the parties' agreeing upon new rates and/or charges, then the parties shall sign an amendment to this Agreement reflecting such agreement. If the parties fail to reach an agreement, the matter shall be submitted for resolution in accordance with Article XX of this Agreement. Railroads shall not be obligated to Transport any Beneficiated Coal until all issues, including the terms and conditions of the acceptance and handling of Beneficiated Coal by Utilities, have been resolved by mutual agreement or in accordance with Article XX of this Agreement.


     D. Any increase in the rates and/or charges applicable to Beneficiated Coal over the then-applicable Effective Rates or any lump sum or amortized payments shall be permitted only to the extent justified by demonstrated increased costs or risks of Transporting such Beneficiated Coal in comparison to the costs or risks of Transporting Coal, due to safety, environmental, or operating considerations related to the physical or transportation characteristics of such Beneficiated Coal. Cost differences which vary in direct proportion with the tonnage Transportation and can be reasonably apportioned to the Effective Rates and/or Charges per ton of Beneficiated Coal shall be so apportioned. Cost differences which cannot be so apportioned (referenced herein as "fixed expensest) shall be reimbursed by

Utilities to Railroads in the form of lump sum payments or amortized payments (including interest) over a reasonable period not to exceed (i? the remaining life of this Agreement, or (ii) the duration of the Beneficiated Coal shipments for which Jthe expense was incurred, whichever is the shorter period. If this Agreement shall be terminated prior to the completion of all payments on the agreed amortization schedule, Utilities shall either promptly pay the remaining balance in a lump sum, or shall continue to make payments according to the agreed schedule until the balance is paid in full.



                             Article XXIX


                  RESPONSIBILITIES OF UTILITIES


     The rights, responsibilities, and liabilities of Utilities under this Agreement with respect to Railroads and with respect to one another are several and not joint,and in the case of rights, responsibilities, and liabilities attributable to a specific Destination or Destinations, are limited to each Utility's proportionate share based on its ownership interest in the power station(s) at the Destination(s) involved.


     Notwithstanding the foregoing, KCPL is authorized to act on behalf of all of the Utilities on all matters arising under this Agreement. In particular, Railroads shall accept instructions and commitments of KCPL, made on behalf of one or more Utilities in addition to itself with respect to matters arising under this Agreement, and such actions by KCPL shall bind all of the Utilities and Railroads in the same manner as if the instructions or ; commitments were made by each Utility on its own behalf.

              KCPL shall be responsible for ensuring that Utilities' obligations to Railroads under this Agreement are fulfilled, and to that end Railroads may look to KCPL for payment of all amounts due them under this Agreement. If KCPL incurs expense in fulfilling the obligations of another Utility under this Agreement, KCPL shall be entitled to reimbursement of such expense by the responsible Utility.

                             60

 EXHIBIT A1


     THIS AGREEMENT, including the Rail Transportation Contract ICC-BN-C-2954 ("Contract"), this Exhibit A-1, and Exhibits B. C, and D, is made as of this 18th day of May, 1995, by and among BURLINGTON NORTHERN RAILROAD COMPANY, a Delaware corporation with its principal place of business in Fort Worth, Texas (hereinafter referred to as"BN" or "Railroads"); KANSAS CITY POWER & LIGHT COMPANY, a Missouri corporation with its principal place of business in Kansas City, Missouri ("KCPL"); THE EXPIRE DISTRICT ELECTRIC COMPANY, a Kansas corporation with its principal place of business in Joplin, Missouri ("Empire"); and ST. JOSEPH LIGHT & POWER COMPANY, a Missouri corporation with its principal place of business in St. Joseph, Missouri ("St. Joseph") (hereinafter referred to as "Utilities").



WITNESSETH

For purposes of this Agreement:


          1. DEFINITION


     As used herein, "Iatan" shall mean Unit No. 1 of the coal-fired electric generating station operated by KCPL at the Iatan Power Station served by Railroads' Sadler rail station.

2. BASE RATES AND CHARGES
  A. Base Rates
  For shipments in steel Rail Cars:  $6.65 per net Ton
  For shipments in aluminum Rail Cars: $6.29 per net Ton

Exhibit A-1, Page 1 of 6

     Consistent with their obligations under the Contract, Utilities shall be responsible for providing aluminum Rail Cars for use in Transporting Coal at the aluminum Rail Car Rate.
If Utilities provide a sufficient number of aluminum Rail Cars for an aluminum trainset as required under Article IV, and subject to Article V, Transportation charges for all Coal shipped in that train shall be assessed at the aluminum Rail Car
Rate, including Coal loaded in steel Rail Cars which become intermingled in such train through no fault of Utilities; PROVIDED, HOWEVER, that if aluminum Rail Cars in a train are loaded to an average of less than the Minimum Shipment Weight for those Cars, then Transportation charges for all Coal shipped in that train shall be assessed at the Effective Rate for steel Rail Cars.

     The foregoing Base Rates shall be adjusted pursuant to Article VI(B) of the Contract beginning July 1, 1994. Such adjusted rates shall apply to all of the Coal Transported by Railroad to Iatan, except that during the term of this Agreement the Effective Rates shall not be less than (i) $5.73 per net Ton for shipments in steel Rail Cars; and (ii) $5.42 per net Ton for shipments in aluminum Rail Cars.

     For purposes of this Agreement, the "Actual Volume Tendered" shall mean the greater of (a) the amount of Coal actually Transported during a Contract Year under this Agreement, or (b) if Railroads do not Transport all of the Coal Tendered by Utilities during such Contract Year, the amount of Coal actually Tendered by Utilities during the Contract Year (up to 110% of the sum of the QTVs for the Contract
Year).

               B. Base Charges

     (1) The Base Origin Detention Charge under Article VIII(D)(2) of the Contract shall be $252.18 per train per hour or fraction thereof.

Exhibit A-1, Page 2 of 6


     (2) The Base Destination Detention Charge under
Articles IX(B) of the Contract shall be $252.18 per train per hour or fraction thereof.

     (3) The Base Weighing Charge, payable to Railroads by Utilities under Article VIII(C)(3) of the Contract if Railroads weigh one or more Rail Cars under this Agreement at the request of Utilities, shall be $55.47 per Rail Car, plus switching charges as provided in Paragraph B(10) hereof.

     (4) The Base Car Rental Charge, payable by Utilities to Railroads for any Rail Cars leased to Utilities by Railroads pursuant to Articles IV(C) and V of the Contract, shall be $40.32 per Rail Car per day or fraction thereof.


     (5) The Base Diversion Fee, payable by Utilities to Railroads under Article VIII(B) of the Contract for late-notice diversion of an empty train to a different Origin and under Article IX(A) of the Contract for latenotice diversion of a loaded train to a different Destination, shall be $621.39 per occurrence.


     (6) The Base Release Charge, payable by Utilities under
Article VIII(D)(3)(d) of the Contract in order to prevent (or toll) Origin Detention Charges when a train is delayed in loading, and under Article IX(B) of the Contract in order to prevent (or toll) Destination Detention Charges, shall be $1,311.39 per occurrence.

     (7) The Base Storage Charge, payable by Utilities under Article X(C) of the Contract for placement of an entire empty train of Shipper Cars on available trackage between Origins and a Destination for storage, shall be $1,311.39 per occurrence.

     (8) The Base Track Rental Charge, payable by Utilities under
Article X(C) of the Contract, in addition to the Base Storage Charge, if the


Exhibit A-1, Page 3 of 6


storage track is owned by Railroads, and under Articles VIII(D)(3)(e) and IX(B)(4)(d) of the Contract if a train from which the locomotives and crew have been released is left on Railroad-owned trackage, shall be $174.52 per 24-hour period or fraction thereof.
     (9) The Base Out-of-Route Movement Charge, payable by Utilities under Article X(B) and (C) of the Contract for movement of Shipper Cars to points served by Railroads off the route-ofmovement for storage or maintenance, shall be as follows, subject to a minimum of 75 miles per occurrence


25 Cars or less -- $1.02 per car per mile
26-75 cars -- $0.92 per car per mile
76 cars or more -- $0.86 per car per mile

     (10) The Base Switching Charge, payable by Utilities under Article X(B) and (C) of the Contract for removal and replacement of individual Shipper Cars in empty trains at points on the route-of-movement between a Destination and an Origin, shall be $279.42 per hour or fraction thereof.

          3. NOTICES

     For purposes of this Agreement, the addresses to which notices should be sent in accordance with Article XIII of the Contract are as follows:

If to Utilities: Kansas City Power & Light Company
                 1201 Walnut
                 Kansas City, Missouri 64106-2124
                 Attention: Manager, Fuels

or


                 P.O. Box 418679
                 Kansas City, Missouri 64141-9679
                  Attention: Manager, Fuels

Exhibit A-1, Page 4 of 6
If To Railroad: Burlington Northern Railroad Company
                3700 Continental Plaza
                777 Main Street
                Fort Worth, Texas 76102
                Attention- Vice President, Coal

          4. ELECTRONIC INVOICE PAYMENT

     A11 payments of electronic invoices for movements to Iatan Station due hereunder by Utilities to Railroads, or by Railroads to Utilities, shall be due and payable by mail within 19 calendar days following the actual shipment date of the train from the mine or within 15 calendar days following receipt by payor of the payee's invoice therefor, whichever is the later date. Payments of electronic invoices shall be deemed made when mailed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

KANSAS CITY POWER & LIGHT COMPANY


Witness: David M McCoy

By: Douglas M Morglen Vice Predident - Technical Services

Exhibit A-1, Page 5 of 6


EMPIRE DISTRICT ELECTRIC COMPANY

Witness:

By J. H Weitzel Vice President-Production


ST. JOSEPH LIGHT & POWER COMPANY
Witness: Gary Swope
By: D.V. Svuba Vice President- Power Supply


BURLINGTON NORTHERN RAILROAD COMPANY

Witness:

By:John Q. Anderson, Executive Vice President-Coal Business
Group


Exhibit A-1, Page 6 of 6

 EXHIBIT B


INDEX OF DEFINED TERNS


Term                                                Defined on Page


Commercial Arbitration Rules of the American
 Arbitration Association (AAA Rules)                     48

 AAR Interchange Rules or Interchange Rules              16

 Actual Volume Tendered                    Exhibit A-Series

 Adjusted Net System Deficit               Exhibit C

 Adjustment Date                                         19

 Adjusted Net System Deficit               Exhibit C

  Affiliate                                              52

  Agreement                                Exhibit A-Series

  Annual Shipment Plan                                   5


  Annual Target Volume/ Hawthorn (ATV/H)                 5


  Annual Target Volume/Iatan (ATV/I)                     5


  Annual Target Volume/LaCygne (ATV/L)                   5

  Annual Volume Report                                   4

  Bad-Order                                             36

  Base Rates                      17, Exhibit A-Series

  Base Charges                    17, Exhibit A-Series

  Beneficiated Coal                                     57

  BN                                  Exhibits A Series

  Car Rental Charge                                     15

  Coal                                                   2

  Constructive Placement                                34



Exhibit B. Page 1 of 4

   Contract                               Exhibit A-Series

   Contract Quarter                                     6

   Contract Year                                         5

   Current RCAF-U (CRCAF-U)                             19

   Deficit Quarter                        8, Exhibit C

   Deficit Tonnage                           Exhibit C

   Deficit Year                                         9

   Destination                                          2

   Destination Detention Charge                         34

   Destination Free Time                                34

   Destination Penalty Time                             34

   Diversion Fee                                        26

   Effective Date                                       3

   Effective Rates                                      18

   Effective Charges                                    18

   Elapsed Transit Time (ETT)                           21

   Electronic Data Interchange (EDIT                    53

   Empire                               Exhibit A-1

   Equipment Obligation                                 14

   Final Volume Deficit                                 12

   Fixed expenses                                       58

   Force Majeure                                        40

   Hawthorn                             1, Exhibit A-3

   Hawthorn Requirement                                 4

   Holidays                                             26

   Iatan                                1, Exhibit A-1


Exhibit B. Page 2 of 4


  Initial Volume Deficit                                  10

  Interstate Commerce Commission (ICC)                     3

  KCPL                                      Exhibit A-Series

  KCS                                       Exhibits A-2 and A-3

   KGE                                      Exhibit A-2

   LaCygne                                  1, Exhibit A-2

   LaCygne Requirement                             4

   Loading Disability                              30

   Loading Time                                    29

   Makeup Quarter                              8, Exhibit C

   Nine Operator                                    21

   Minimum Shipment Weight                          24

   Minimum Train Size                               23

   Net Destination Deficit                     Exhibit C

   Net System Deficit                          Exhibit C

   Net System Surplus                          Exhibit C

   Origin                                             2

   Origin Detention Charge                           30

   Origin Free Time                                  29

   Origin Penalty Time                               29

   Out-of-Route Movement Charge                      38

   Performance Standard                              22

   Placed                                            21

   Prior RCAF-U (PRCAF-U)                            19

   Pull Charge                                       33

   Quarterly Shipment Plan                           6


Exhibit B. Page 3 of 4


  Quarterly Target Volume/Hawthorn (QTV/H)           7

  Quarterly Target Volume/Iatan (QTV/I)              7

  Quarterly Target Volume/LaCygne (QTV/L)            7

  Quarterly Volume Requirement (QVR)                 7

  Rail Car                                          13

  Rail Cost Adjustment Factor,
      Unadjusted (RCAF-U)                           18

   Railroads                          Exhibit A-Series

   Release Charge                                  31

   Rental Cars                                     15

   Replacement Cars                                17

   Shipper Cars                                    16

   St. Joseph                            Exhibit A-1

   Storage Charge                                 38

   Supplemental Cars                              11

   Surplus Tonnage                         Exhibit C

   Switching Charge                               37

   Tendered                                        3

   Total Annual Target Volume (TATV)               5

   Track Rental Charge                            31

   Transportation or Transport                     2

   Unloading Disability                           34

   Unloading Time                                 33

   Utilities                         Exhibit A-Series

   Weighing Charge                                28


Exhibit B. Page 4 of 4





     EXHIBIT

COMPUTATION OF LIQUIDATED DAMAGES FOR
FAILURE TO MEET QUARTERLY SHIPMENT OBLIGATIONS


     If Utilities fail to Tender at least 90% of QVR for shipment during a Quarter(the "Deficit Quarter"), and fail to make up for the deficit with extra shipments during the next Quarter
(the "Makeup Quarter"), then Utilities shall be obligated to pay liquidated damages (if any) to Railroads under Article III(D)(1), computed as follows:

1. For the Deficit Quarter, subtract 90% of each
Destination's QTV from the number of tons of Coal actually Tendered for shipment to that Destination during the Quarter. If the resulting number for a Destination is greater than zero it represents "Surplus Tonnage;" if it is less than zero (i.e., if Actual Tonnage - (0.9 x QTV) less than 0) it represents "Deficit Tonnage."


2. Repeat Step #1, above, for the Makeup Quarter.


3. Determine the "Net System Deficit" (or "Net System
Surplus," as the case may be) for the Deficit Quarter by adding up the Deficit Tonnages for all Destinations for that Quarter, then adding up the Surplus Tonnages for that Quarter, then subtracting total Surplus Tonnage from total
Deficit Tonnage.


4. Repeat Step #3, above, for the Makeup Quarter.


5. If there was no Net System Deficit for the Deficit Quarter
("NSD/DQ"), then Utilities met their Quarterly Shipment
Obligation and no damages will be due. If there was a NSD/
DQ, but there was also a Net


Exhibit C, Page 1 of 5


System Surplus for the Makeup Quarter ("NSS/ MQ"), and
NSS/MQ 2 NSD/DQ, then Utilities fully made up for their shortfall in the Deficit Quarter by shipping extra amounts in the Makeup Quarter, and again, no damages swill be due.


6. If 0 < NSS/MQ < NSD/DQ, then NSD/DQ - NSS/ MQ the "Adjusted Net System Deficit" ("ANSD") for the Deficit Quarter. Alternatively, if there is no Net System Surplus for the Makeup Quarter, NSD/DQ - ANSD. In either case,
Utilities owe Railroads liquidated damages for the ANSD, determined on the basis of the Effective Rates in effect for the Destinations that generated that Deficit, as detailed in Steps 7-10 below.


(a) No damages will be attributed to any Destination that (i) had Surplus Tonnage in the Deficit Quarter
("ST/DQ"), or (ii) had Deficit Tonnage in the Deficit
Quarter ("DT/DQ"), but Surplus Tonnage in the
Makeup Quarter ("ST/MQ"), and ST/MQ 2 DT/DQ.


(b) For any Destination with DT/DQ > ST/ MQ, damages will be assessed on the basis of DT/DQ
ST/MQ (the "Net Destination Deficit, n or "NDD", for that Destination).


(c) For any Destination with Deficit Tonnages in both Quarters, DT/MQ will be ignored, and damages will be based only upon DT/DQ, i.e., NDD - DT/DQ for such a Destination.

8. Add up the NDD's for all Destinations described in 7(b) or 7(c), above, to produce NDD/(Total).



Exhibit C, Page 2 of 5


9. For each Destination described in 7(b) or 7(c), above, liquidated damages will be determined under the following formula:


Dnmnges/(Destination) - 0.25 x Rate/(Destination) x NDD/
(Destination) x ANSD,NDD/(Total)

Where Rate/(Destination) - the Effective Rate determined under Article VI for Coal shipments to that Destination during the Deficit Quarter.


10. Total liquidated damages payable to Railroads are the sum of the damages computed under the preceding paragraph for each Destination.


Example:


     Assume that for the second Quarter of 1996
("2Q96"), QTV's, and actual volumes shipped, were as follows:


                         Table 1


     QTV's                   Actual Tonnage
     LaCygne             400k         300k
     Iatan               500k         370k
     Hawthorn            200k         215k
     Totals            1,100k (QVR)   885k

Since actual shipments are less than 90% of QVR, there is a Net System Deficit for 2Q96, i.e., it is a "Deficit Quarter":
90% x 1100k 990k; NSD/DQ - 990k - 885k - 105k. More
specifically, LaCygne has 60k of Deficit Tonnage, Iatan has 80k of Deficit Tonnage, and Hawthorn has 35k of Surplus Tonnage, all as portrayed in Table 2:


Exhibit C, Page 3 of 5


                                  Table 2


                                  Deficit
                           Quarter Shipments


                   QTV   Actual   90% of QTV  Deficit  Surplus

     LaCygne       400k    300k      360k       60k       0

     Iatan         500k     370k     450k       80k       0

     Hawthorn      200k     215k     180k        0       35k

     Totals        1100k    885k     990k      140k      35k

Assume now that in 3Q96, the "Makeup Quarter," QTV's, actual shipments, and Deficit/Surplus Tonnages are as follows:


                        Table 3

                        Deficit
                 Quarter Shipments


                   QTV   Actual    90% of QTV  Deficit SurDlus

     LaCygne       360k  360k        324k         0     36k

     Iatan         400k  370k        360k         0     10k

     Hawthorn      200k  220k        180k         0     40k

     Totals        960k  950k        864k         0     86k

Since actual shipments are more than 90% of QVR, there is a Net System Surplus of 950k 864k - 86k (or, stated differently,
86k - 0), for the Makeup Quarter. Thus, the Adjusted Net
System Deficit for the Deficit Quarter in ANSD equals NSDDQ less
NSSMQ equals 105k less 86k equals l9k. Damages are due Railroads on this tonnage only, computed as follows:


1. Eliminate Destinations with no DT/DQ, towit:
    Hawthorn.

2. Compute damages based upon NDD's for
    remaining Destinations:


Exhibit C, Page 4 of 5


NDDI = DT/DQI - ST/MQI = 80k - 10k = 70k

NDDL = DT/DQL - ST/MQL = 60k - 36k = 24k

NDD(total) = 70k + 24k = 94k



Liquidated Damages (total)=DamagesI + DamagesL
 = (25percent x RateI x 70k/94k x l9k)+

  (25percent x RateL x 24k/94k x l9k)


If RateI = $7.00/ton and RateL = $10.00/ton, Liquidated
Damages total  will be ($1.75 x 70/94 x l9k) plus
 (2.50 times 24/94 times l9k)

 = $24,771.25 + $12,112.50 = $36,883.75





Exhibit C, Page 5 of 5

EXHIBIT D



COMPUTATION OF LIQUIDATED DAMAGES
FOR FAILURE TO MEET ANNUAL VOLUME REQUIREMENTS

     In the event that Utilities fail to meet the Annual Volume
Requirement for a Contract Year as set forth in Article III(A)(1), and incur an obligation to pay liquidated damages pursuant to Article III(D)(2), such damages shall be calculated separately with respect to each Destination, in accordance with the following formula:


               LD - (TVD - TCT) x (.25 x
               WAER)


Where:

     LD Liquidated damages due with respect to the Destination in question.

    TVD Total number of tons of Coal received at the Destination from Origins during the Contract Year.

    TCT Total number of tons of Coal (i) Tendered for Transportation to the Destination under the Agreement during the Contract Year, (ii) deemed Tendered or Transported under the terms of the Agreement; and (iii) excused due to events of Force Majeure in accordance with Article XI.

   WAER The weighted average Effective Rate applicable to shipments to the Destination during the Contract Year, weighted according to total tons Tendered during each Contract Quarter, and tons Tendered in aluminum and steel Rail Cars, respectively.

     The liquidated damages calculated separately for each Destination (if any) shall be added together to determine Utilities' obligation to Railroads pursuant to Article II(C)(1).

Exhibit D, Page 1 of 1